Exhibit 10.1

ANALEX CORPORATION

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made on the 28th day of May, 2004, by and among Analex Corporation, a Delaware corporation (the “Company”), and the purchasers listed on Schedule I hereto, each of which is herein referred to as a “Purchaser” and, collectively, as the “Purchasers” (the “Agreement”).

W I T N E S S E T H:

WHEREAS the Company wishes to issue and sell to the Purchasers (i) convertible secured senior subordinated promissory notes in the aggregate principal amount of up to $37,000,000 maturing on the herein defined Maturity Date (each, a “Note” and, collectively, the “Notes”) which are convertible in accordance with their terms into shares of the Company’s Series B convertible preferred stock, $.02 par value per share (the “Series B Preferred Stock”) and (ii) detachable warrants to purchase up to that number of shares of common stock, $.02 par value per share, of the Company (the “Common Stock”) that is equal to twenty percent (20%) of the aggregate number of shares of Common Stock issued or issuable on conversion of Series B Preferred Stock issued or issuable upon conversion of the principal amount of the Notes (each, a “Warrant” and, collectively, the “Warrants”), and the Purchasers wish to purchase the Notes and the Warrants from the Company on the terms and conditions set forth herein;

WHEREAS if the stockholders of the Company approve the authorization and issuance of (or the conversion of the Notes into) the Series B Preferred Stock, the issuance and exercise of the Warrants and the Additional Warrants, (each as defined below) and the issuance of any Common Stock issuable upon conversion or exercise of the foregoing (the “Stockholder Approval”) prior to the date of issuance of any Notes, such Notes will not be issued and the Company instead will issue and sell to the Purchasers (i) the aggregate number of shares of Series B Preferred Stock determined by dividing the amount invested by the Purchasers by the Series B Original Issue Price (as defined below) (the “Shares”) and (ii) the Warrants, all on the terms and conditions set forth below;

WHEREAS the Company and the Purchasers are executing and delivering simultaneously herewith a voting agreement with a majority in interest of its stockholders pursuant to which such stockholders have agreed, among other things, to vote in favor of the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.1 Purchase and Sale of the Notes, Warrants and Shares; Company Option. Sale and Issuance of the Notes, Warrants and Shares; Company Option. The Notes, the Warrants and the Shares may be issued and sold at one or more Closings. On or prior to each

Closing, the Company shall have authorized the issuance and sale to the Purchasers of (i) if the Stockholder Approval has not been obtained, the Notes to be issued and sold at such Closing, substantially in the form attached hereto as Exhibit A, (ii) if the Stockholder Approval has been obtained, the Shares to be issued and sold at such Closing and (iii) in all events, the Warrants, substantially in the form attached hereto as Exhibit B.

(a) Subject to the terms and conditions of this Agreement, each Purchaser, severally and not jointly, agrees to purchase at each Closing, and the Company agrees to sell and issue to each such Purchaser at such Closing:

(i) (A) if the Stockholder Approval has not been obtained, a Note, dated as of the applicable Closing Date, in an original principal amount equal to the dollar amount, in the case of the First Closing Date, set forth opposite such Purchaser’s name under the heading “Purchase Price” on Schedule I hereto and, in the case of Subsequent Closing Dates, set forth in the Notice of Exercise issued by the Company pursuant to the terms hereof (which amount for each Purchaser shall equal the total amount of the financing on the applicable Subsequent Closing Date multiplied by the Purchase Price Percentage of each Purchaser) or (B) if the Stockholder Approval has been obtained, the number of shares of Series B Preferred Stock determined by dividing the amount, in the case of the First Closing Date, set forth opposite such Purchaser’s name under the heading “Purchase Price” on Schedule I hereto and, in the case of Subsequent Closing Dates, set forth in the Notice of Exercise issued by the Company pursuant to the terms hereof (which amount for each Purchaser shall equal the total amount of the financing on the applicable Subsequent Closing Date multiplied by the Purchase Price Percentage of each Purchaser), in each case by the Series B Original Issue Price; and

(ii) whether or not Stockholder Approval has been obtained, Warrants for the number of shares of Common Stock equal to 20% of the number of shares of Common Stock issued or issuable on conversion of Series B Preferred Stock issued or issuable on conversion of the principal amount of such Purchaser’s Notes purchased on such Closing Date, all in exchange for the payment of the amount set forth opposite such Purchaser’s name, in the case of the First Closing Date, under the heading “Purchase Price” on Schedule I hereto and, in the case of Subsequent Closing Dates, in the Notice of Exercise issued by the Company pursuant to the terms hereof (which amount for each Purchaser shall equal the total amount of the financing on the applicable Subsequent Closing Date multiplied by the Purchase Price Percentage of each Purchaser) (the “Purchase Price”).

(b) Subject to the Company’s written approval, at the request of any Purchaser, additional entities may become Purchasers for all purposes of this Agreement prior to the First Closing Date by executing a counterpart signature page to this Agreement evidencing such party’s acceptance and acknowledgment of all of the rights and obligations of a Purchaser hereunder and delivering a copy thereof to the Company and each other Purchaser. From and after such execution, each such entity shall be a Purchaser for all purposes of this Agreement with the same effect as if such party had executed and delivered this Agreement on the date hereof. At the time that any such Purchaser becomes a party to this Agreement, (i) Schedule I hereto shall be revised to add the name and address of such Purchaser and to indicate the Purchase Price then applicable to each Purchaser and the Purchase Price Percentage for such

Purchaser and (ii) Exhibit L shall be revised to add such Purchaser and the state in which its principal office is located. The aggregate Purchase Price on the First Closing Date shall not exceed $12,000,000.

(c) On or prior to the first anniversary of the First Closing Date and subject to the conditions set forth in this Section 1.1(c), the Company shall have the option (the “Company Option”) to require each Purchaser to purchase at one or more Subsequent Closings, (i) (A) if the Stockholder Approval has not been obtained, additional Notes or, (B) if the Stockholder Approval has been obtained, additional Shares (issued and sold at the Series B Original Issue Price), and (ii) in each case with Warrants (exercisable into the number of shares of Series B Preferred Stock determined in accordance with the calculation set forth in Section 1.1(a)(ii)). At least 15 days prior to each such Subsequent Closing, the Company shall send to the Purchasers a Notice of Exercise which sets forth the aggregate amount of financing acquired on the applicable Subsequent Closing Date. At such Subsequent Closing, subject to the terms hereof, each Purchaser shall purchase Securities (not including the exercise price of the Warrants) for the amount determined by multiplying the aggregate amount of the financing at the Subsequent Closing by the Purchase Price Percentage of such Purchaser. The aggregate Purchase Price of Securities (but not including the exercise price of the Warrants) issued on all of the Subsequent Closing Dates shall not exceed $25,000,000. Proceeds of Securities issued upon exercise of the Company Option shall be used solely for the purpose of paying the cost of acquisition of the stock (whether by purchase, merger or otherwise) or assets of one or more other companies in each case with an acquisition value (not including transaction expenses) of at least $10,000,000 (each a “Company Acquisition”), along with fees, expenses and integration costs related thereto. The Company’s right to exercise the Company Option is subject to the prior approval of each Company Acquisition (i) by a majority of the Company’s independent directors (who shall have the right to engage separate legal counsel and financial advisors in connection therewith) and (ii) to the extent required by the Company’s Amended Charter, any Law applicable to the Company or any contract to which the Company is a party, by the stockholders of the Company. The Company Option shall be exercised only in compliance with Section 7.18. Notwithstanding the foregoing and to the greatest extent permissible by applicable securities law, the Purchasers who are parties to this Agreement as of the First Closing Date may reallocate their respective Purchase Price Percentage with respect to their Subsequent Closing Amount as may be agreed upon by such Purchasers; provided, that, prior to the applicable Subsequent Closing Date, such Purchasers have provided the Company with timely notice of such reallocation.

(d) The Company shall reimburse the Purchasers for the costs and expenses described Section 15.7 by wire transfer of immediately available funds on each Closing Date. An invoice for all such costs and expenses shall be furnished by the Purchasers to the Company prior to such Closing Date.

1.3 Use of Proceeds. The Company agrees to use the net proceeds from the sale and issuance of Notes, the Shares and the Warrants pursuant to this Agreement for (a) the acquisition of all of the capital stock of Beta Analytics, Incorporated, (b) the cost of one or more Company Acquisitions in accordance with the terms of this Agreement, (c) fees, expenses and integration costs related to Company Acquisitions and (d) general corporate purposes.

1.4 Closings. Each purchase and sale of the Notes or the Shares and the Warrants shall take place at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022.

(a) Subject to the satisfaction or waiver of the closing conditions set forth in Sections 5.1 and 5.2, the first closing shall take place on the date and at the time of the closing of the Company’s acquisition of Beta Analytics, Incorporated or on such other date and at such other time as the Company and Purchasers hereto mutually agree upon in writing (which time and place are designated as the “First Closing”). The date of the First Closing is referred to herein as the “First Closing Date.” At the First Closing, the Company shall deliver to each Purchaser (i) if the Stockholder Approval has not been obtained, a Note, dated as of the First Closing Date, in an original principal amount equal to the dollar amount set forth opposite such Purchaser’s name under the heading “Purchase Price” on Schedule I or (ii) if the Stockholder Approval has been obtained, the number of shares of Series B Preferred Stock determined by dividing the amount set forth opposite such Purchaser’s name under the heading “Purchase Price” on Schedule I by the Series B Original Issue Price and (iii) whether or not Stockholder Approval has been obtained, Warrants for the number of shares of Common Stock equal to 20% of the number of shares of Common Stock issued or issuable on conversion of Series B Preferred Stock issued or issuable on conversion of the principal amount of such Purchaser’s Notes purchased on the First Closing Date.

(b) Subject to the exercise of the Company Option in accordance with the terms of this Agreement and the Amended Charter and the satisfaction or waiver of the closing conditions set forth in Sections 5.3 and 5.4, Subsequent Closings shall take place on the date of the closing of a Company Acquisition or on such other date and at such other time as the Company and Purchasers hereto mutually agree upon in writing (each such time and place are designated as a “Subsequent Closing”). The date of each Subsequent Closing is referred to herein as a “Subsequent Closing Date.” At each Subsequent Closing, the Company shall deliver to each Purchaser (i) if the Stockholder Approval has not been obtained, a Note, dated as of such Subsequent Closing Date, in an original principal amount equal to the dollar amount set forth in the Notice of Exercise with respect to such Purchaser or (ii) if the Stockholder Approval has been obtained, the number of shares of Series B Preferred Stock determined by dividing the principal amount set forth in the Notice of Exercise with respect to such Purchaser by the Series B Original Issue Price and (iii) whether or not Stockholder Approval has been obtained, Warrants for the number of shares of Common Stock equal to 20% of the number of shares of Common Stock issued or issuable on conversion of Series B Preferred Stock issued or issuable on conversion of the principal amount of such Purchaser’s Notes purchased on such Subsequent Closing Date.

(c) The Purchase Price shall be paid by wire transfer of immediately available funds to such account as the Company designates in writing at least two (2) business days prior to the applicable Closing. The Company shall pay any documentary stamp or similar issue or transfer taxes due as a result of the issuance and sale of the Securities.

1.5 Definitions. Capitalized terms used in this Agreement and not defined in the text hereof shall have the meanings given such terms in Section 10 hereof.

2. Term of the Notes; Security for the Notes; Subordination; Collateral Agent.

2.1 General. The Notes shall be issued in the aggregate principal amount of up to $37,000,000 and shall bear interest, be subject to conversion into shares of Series B Preferred Stock and otherwise be in the form attached hereto as Exhibit A.

2.2 Security. The Notes shall be equally and ratably secured by all of the assets of the Company and the Subsidiaries pursuant to the Original Security Agreement as amended by the First Amendment to Security Agreement in the form set forth as Exhibit C hereto (the “Security Agreement Amendment” and together, the “Security Agreement”), the Original Pledge Agreement and the First Amendment to Pledge Agreement in the form set forth as Exhibit D hereto (the “Pledge Agreement Amendment and together, the “Pledge Agreements”) and the Original Subsidiary Security Agreement as amended by the First Amendment to Subsidiary Security Agreement in the form set forth as Exhibit E hereto (the “Subsidiary Security Agreement Amendment” and together, the “Subsidiary Security Agreement”). Pursuant to a Junior Intercreditor Agreement substantially in the form of Exhibit F hereto (the “Junior Intercreditor Agreement”), the Notes shall be senior to the Company’s Secured Subordinated Convertible Promissory Notes dated December 9, 2003 in the original aggregate principal amount of $10,000,000. The parties hereto acknowledge and agree that the schedules attached to the Security Agreement and the Subsidiary Security Agreement shall be complete and true in all respects on or prior to the First Closing Date and not as of the date hereof.

2.3 Subordination. The right of repayment of principal of and interest on the Notes and the security interest of the Purchasers in the assets of the Company shall be subordinated only to (a) the rights and security interest of Bank of America, N.A. under the Amended and Restated Credit Agreement dated as of May 28, 2004, by and among the Company, Bank of America, N.A. and the Company’s subsidiaries (including, without limitation, such other subsidiaries of the Company as from time to time become party thereto) (the “Senior Credit Agreement”), in accordance with the Amended and Restated Intercreditor and Subordination Agreement in the form set forth as Exhibit G hereto (the “Intercreditor Agreement”) and (b) the rights of any Senior Lender in connection with any Senior Credit Facility pursuant to an intercreditor agreement containing terms no less favorable, as a whole, to the Purchasers than the terms of the Intercreditor Agreement.

2.4 Subsidiary Security Arrangements. The payment of the principal of and interest on the Notes by the Company shall be guaranteed by each Subsidiary (each a “Subsidiary Guarantor” and together, the “Subsidiary Guarantors”) listed in Section 3.1 of the Disclosure Schedule attached hereto (the “Disclosure Schedule”) in accordance with the Original Subsidiary Guarantee as amended by the First Amendment to Subsidiary Guarantee in the form set forth as Exhibit H hereto (the “Subsidiary Guarantee Amendment” and together, the “Subsidiary Guarantee”) and secured by the Collateral pursuant to the Security Agreement, Pledge Agreement, Mortgages, if any, and the Subsidiary Security Agreement.

2.5 Collateral Agent. Pequot Private Equity Fund III, L.P. (or, in its discretion, its investment advisor) shall act as collateral agent under the Collateral Documents

(the “Collateral Agent”) in accordance with the terms and subject to the conditions to the obligations of the collateral agent as provided in this Agreement and in the Security Agreement.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser the following, except as set forth on the Disclosure Schedule, specifically identifying or cross-referencing the relevant subparagraph(s) hereof, which Disclosure Schedule shall be deemed to be part of the representations and warranties as if made hereunder:

3.1 Organization and Qualification. Each of the Company and the Subsidiaries are duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation of organization as set forth in Section 3.1 of the Disclosure Schedule and has the requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or proposed to be conducted. Each of the Company and the Subsidiaries is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where it owns or leases real property or maintains employees or where the nature of its activities make such qualification necessary, except where such failure to qualify would not have a Material Adverse Effect with respect to the Company.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered to the Purchasers true, correct, and complete copies of the Company’s certificate of incorporation, including all certificates of amendment and the Certificate of Designations, Powers, Preferences and Rights of Series B Convertible Preferred Stock and the Amendment to Certificate of Designations, Powers, Preferences and Rights of Series A Convertible Preferred Stock in the form included in Exhibit I attached hereto (such Certificate and Amendment are together referred to herein as the “Certificate of Designations” and, together with the certificate of incorporation and all certificates of amendment thereof, are referred to herein as the “Amended Charter”) and the Company’s Bylaws in the form attached hereto as Exhibit J (the “Bylaws”), in each case, as in effect on the date hereof.

3.3 Corporate Power and Authority. Each of the Company and the Subsidiary Guarantors has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party. The Company has all requisite legal and corporate power and authority to issue and sell the Securities to the Purchasers hereunder. The Company and each Subsidiary Guarantor has all requisite power and authority to carry out and perform its obligations under the terms of the Transaction Documents. The Company has all requisite legal and corporate power and authority to sell and issue the Notes, the Warrants, the Series B Preferred Stock issued or issuable on conversion of the Notes and the Common Stock issuable upon conversion of such Series B Preferred Stock and the exercise of the Warrants (such Series B Preferred Stock and Common Stock are, together, the “Conversion Shares”). The Conversion Shares have been duly reserved for issuance and when issued will be duly and validly issued, fully paid and nonassessable.

3.4 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares, of which 65,000,000 are designated as Common Stock, 13,416,789 shares of which are issued and outstanding (and an additional 1,832,460 shares of Common Stock will be issued to the stockholders of Beta Analytics, Incorporated in connection with the Company’s acquisition of the stock of Beta Analytics, Incorporated), and 35,000,000 are designated as Preferred Stock of which 12,000,000 shares are designated as Series A Convertible Preferred Stock 6,726,457 shares of which are issued and outstanding and 14,200,000 shares are designated as Series B Convertible Preferred Stock none of which are issued and outstanding. Shares of the authorized Preferred Stock have been reserved as follows: (i) 3,321,707 shares of the authorized Series A Preferred Stock have been reserved for issuance pursuant to conversion of the Series A Notes (as well as any such additional shares required if the Series A Notes convert at a price per share that is less than $3.0105) and (ii) 3,428,572 shares of the authorized Series B Preferred Stock have been reserved for issuance pursuant to conversion of the Notes. Shares of the authorized Common Stock have been reserved as follows: (i) 645,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 1994 Stock Option Plan of the Company (formerly Hadron, Inc.), (ii) 600,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 2000 Stock Option Plan of the Company (formerly Hadron, Inc.), (iii) 2,000,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted or to be granted after the date hereof under the 2002 Stock Option Plan of the Company (formerly Hadron, Inc.) and (iv) 875,725 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of stock options granted pursuant to the Hadron, Inc. Non-Qualified Stock Option Agreement, dated January 16, 2001, by and between the Company (formerly Hadron, Inc.) and Sterling E. Phillips, Jr., (the stock options described in clauses (i), (ii), (iii), and (iv), collectively, the “Options”), (v) 500,000 shares of the authorized Common Stock have been reserved for issuance pursuant to the exercise of awards granted or to be granted after the date hereof under the Analex Corporation Employee Stock Purchase Plan, (vi) 4,800,000 shares of Common Stock have been reserved for issuance pursuant to conversion of the Series A Preferred Stock and the Series B Preferred Stock (based on the assumption that the Conversion Price will be $2.50 as well as any additional shares required if the Conversion Price is less than $2.50) and (vii) 10,048,164 shares of Common Stock have been reserved for issuance pursuant to conversion of the Series A Preferred Stock authorized for issuance as of the date hereof (as well as any such additional shares necessary if the Series A Notes convert at a price per share less than $3.0105), and (viii) 2,042,132 shares of Common Stock have been reserved for issuance pursuant to exercise of warrants outstanding on the date hereof. As of the date hereof, all issued and outstanding shares of the Company’s capital stock are duly authorized and validly issued, are fully paid and nonassessable and are owned of record, and to the Company’s Knowledge, beneficially, as of May 26, 2004, by the stockholders and in the amounts set forth in Section 3.4 of the Disclosure Schedule and have been issued in accordance with applicable federal and state securities laws; provided, that, as of the First Closing Date, there shall not have been any change to such list of stockholders and amounts set forth in Section 3.4 of the Disclosure Schedule, except for any exercise of options or warrants and transfers by such stockholders in the public market; a pro forma capitalization table reflecting the foregoing on a fully diluted basis immediately after the First Closing Date (assuming no additional issuances of securities between the date hereof and the First Closing Date and assuming that the Notes in the aggregate principal amount of $12,000,000 are issued on the First Closing Date) is attached hereto as Exhibit K. Except as set forth in this Section 3.4, Section 3.4 of the Disclosure Schedule or as provided in the Amended Charter, the Notes, the

Warrants or the Additional Warrants, if any, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire from the Company any shares of the capital stock or other securities of the Company. Except as set forth in Section 3.4 of the Disclosure Schedule, the Company has not entered into any agreements with any of its stockholders with respect to the voting of capital shares of the Company and to the Knowledge of the Company none of its stockholders are parties to such agreements. Any such voting agreements, other than the Amended and Restated Stockholders Agreement shall be terminated or expire on or prior to the First Closing Date. Except as aforesaid and as contemplated in the Transaction Documents, the Company is not a party to any agreement or understanding, and to its Knowledge, no stockholders are a party to such an agreement or understanding, that affects or relates to the voting or giving of written consents with respect to any security, or the voting by a director, of the Company. Except as aforesaid, to the Company’s Knowledge, no stockholder has granted options or other rights to any entity (other than the Company) to purchase any shares of Common Stock or other equity securities of the Company from such stockholder. Except as aforesaid or as set forth in Section 3.4 of the Disclosure Schedule or in the Amended Charter, the Notes, the Warrants, of the Additional Warrants, if any, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise to acquire or retire any shares of its capital stock. Except as set forth in Section 3.4 of the Disclosure Schedule, the Company has not declared or paid any dividend or made any other distribution of cash, stock or other property to its stockholders. The Company has no subsidiaries (including the Subsidiaries) other than as set forth in Section 3.4 of the Disclosure Schedule.

3.5 Authorization. The execution, delivery and performance by the Company and each Subsidiary of the Transaction Documents to which it is a party, the sale, issuance and delivery of the Securities and the performance of all of the obligations of the Company and the Subsidiaries under each of the Transaction Documents have been authorized or will be authorized prior to the Closing, and, other than stockholder approval and approvals of or required by the American Stock Exchange, if any, no other corporate action on the part of the Company or any Subsidiary and no other corporate or other approval or authorization is required on the part of the Company, any Subsidiary or any person by Law or otherwise in order to make the Transaction Documents the valid, binding and enforceable obligations (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of the Company and each Subsidiary that is a party thereto. Each of the Transaction Documents, when executed and delivered by each of the Company and each Subsidiary that is a party thereto, will constitute a valid and legally binding obligation of the Company and each Subsidiary that is a party thereto, enforceable against the Company and such Subsidiaries that are parties thereto in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.6 Title to Properties and Assets; Leases; Insurance.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, neither the Company nor any Subsidiary currently owns any real property and has not owned any real property since March 31, 2000. Each of the Company and each Subsidiary has good and marketable title to or has, or will have, concurrently with the execution hereof, a valid leasehold interest in, or license to use, all of the property or assets used by it or located on its premises and necessary for the conduct of business as presently conducted, free and clear of all Liens, other than (x) as set forth on Section 3.6(a) of the Disclosure Schedule and (y) the permitted encumbrances set forth in Section 8.3 hereof (the “Permitted Liens”) which, together do not have a Material Adverse Effect with respect to the Company. The real property owned by the Company is maintained in good condition, reasonable wear and tear excepted.

(b) With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and each Subsidiary, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds which would have a Material Adverse Effect with respect to the Company. All premiums due and payable under all such policies and bonds have been paid and the Company and each Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company and each Subsidiary maintains insurance in such amounts, including (as applicable) self-insurance, retainage and deductible arrangements, and of such a character as is reasonable for companies engaged in the same or similar business similarly situated. Section 3.6(b) of the Disclosure Schedule sets forth a list of all insurance coverage carried by the Company and each Subsidiary, identifying the carrier and the amount of coverage.

3.7 Related-Party Transactions. Except as set forth in Section 3.7 of the Disclosure Schedule, no employee, officer, stockholder, director or consultant of the Company or any Subsidiary or member of the immediate family (defined as parents, spouse, siblings or lineal descendants) of any such officer or director is indebted to the Company or any Subsidiary for borrowed money, and neither the Company nor any Subsidiary is indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them other than for reimbursement of expenses incurred in connection with their service to the Company, and amounts accrued but not yet due to employees and other service providers. To the Company’s Knowledge, except as provided for in the Transaction Documents and except as set forth in Section 3.7 of the Disclosure Schedule, (a) no employee, officer, stockholder, director or consultant of the Company or any Subsidiary or any member of the immediate family of any such officer or director is, directly or indirectly, interested in any Material Contract or has any other material business relationship with the Company or any Subsidiary, except stock ownership in and employment by the Company and (b) no officer, director of the Company or any Subsidiary or any member of the immediate family of such officer or director has any material business relationship with any competitor of the Company or any Subsidiary.

3.8 Permits; Compliance with Applicable Law. Except as set forth on Section 3.8 of the Disclosure Schedule, the Company and each Subsidiary has all material franchises, permits, licenses, authorizations, approvals, registrations and any similar authority (“Permits”) necessary for the conduct of its business as now being conducted by it and believes it can obtain any similar authority for the conduct of its business as currently planned by the Company and the Subsidiaries to be conducted. The Permits shall include, without limitation, export control-related licenses and registrations and industrial security clearances (facility and personnel clearances) as appropriate for conduct of the Company’s and Subsidiaries’ businesses the absence of which would have a Material Adverse Effect with respect to the Company. Neither the Company nor any Subsidiary is in violation in any material respect of, or default in any material respect under, any such Permits. All such Permits are in full force and effect, and to the Company’s Knowledge, no violations in any material respect have been recorded in respect of any such Permits; no proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any such Permit; and no such Permit will be suspended, cancelled or adversely modified as a result of the execution and delivery of Transaction Documents. The Company and each Subsidiary is in compliance in all respects with all applicable Laws, except where the failure to so comply would not have a Material Adverse Effect with respect to the Company.

3.9 Proprietary Rights.

(a) The Company and the Subsidiaries are the sole owners, free and clear of any Liens, other than (x) as set forth on Section 3.6(a) of the Disclosure Schedule and (y) Permitted Liens which shall not have a Material Adverse Effect with respect to the Company, or have a valid license, without the payment of any royalty (except with respect to off-the-shelf software that is licensed by the Company or a Subsidiary) and otherwise on commercially reasonable terms, to, all material Proprietary Rights. As used herein, the term “Proprietary Rights” means the Company’s or the Subsidiaries’ patents, trademarks, trade names, service marks, logos, designs, formulations, copyrights, and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, research and development, all Internet domain addresses, Web sites and computer programs, data bases and software documentation and all other intellectual property owned, licensed or otherwise used by the Company and the Subsidiaries (other than off-the-shelf software that is licensed by the Company or a Subsidiary). Set forth in Section 3.9(a) of the Disclosure Schedule is a true and correct list of all patents, trademarks, trade names, service marks, logos, and registered copyrights, as well as a list of all material proprietary software owned or licensed by the Company and the Subsidiaries. Section 3.9(a) of the Disclosure Schedule also indicates which of such items have been patented or registered or are in the process of application for the same. The Company and each Subsidiary has taken all reasonable actions to protect its rights in material Proprietary Rights owned by it. The rights of the Company and each Subsidiary in the material Proprietary Rights are valid and enforceable. Except as disclosed in Schedule 3.9(a) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written demand, claim, notice or inquiry from any person or entity in respect of the material Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company and the Subsidiaries in the material Proprietary Rights, and the Company has no Knowledge of any basis for any such challenge. To the Company’s Knowledge, neither the Company nor any Subsidiary is in violation or infringement of, and has not violated or infringed, any intellectual property rights of any other person or entity. To the Company’s Knowledge, except as set forth in Section 3.9(a) of the Disclosure Schedule, no third party is infringing on the rights of the Company and the Subsidiaries in and to the material Proprietary Rights. Except on an arm’s-length basis for value and other commercially reasonable terms, neither the Company nor any Subsidiary has granted any license with respect to the material Proprietary Rights to any person or entity.

(b) Also set forth in Section 3.9(b) of the Disclosure Schedule is a true and complete list of all material software currently licensed or used by the Company and the Subsidiaries in operating and maintaining its business, excluding all off-the-shelf or shrink-wrap licensed software (collectively the “Company Software”). All computer software developed by the Company was developed under Government Contracts. Current as of April 30, 2004, all computer software developed by the Company under Government Contracts is set forth in Section 3.9(b) of the Disclosure Schedule, identified by the particular Government Contract under which such computer software was developed. The Company and the Subsidiaries either own or have valid, royalty free and fully paid licenses for all of the Company Software; provided, that Government entities may have ownership rights in some of the Company Software because such Company Software was paid for in whole or in part by Government entities under Government Contracts.

(c) Section 3.9(c) of the Disclosure Schedule contains a complete and accurate list of all license and other agreements relating to the material Proprietary Rights.

3.10 Material Contracts. (a) Set forth in Section 3.10(a) of the Disclosure Schedule is a true and complete list of all material vendor and customer agreements, licenses, distribution agreements, confidentiality agreements, agreements prohibiting or limiting the ability of the Company and the Subsidiaries to freely complete purchase and sales orders, powers of attorney, undertakings, commitments, notes, indentures, Mortgages, guarantees, pledges, instruments, lease, decrees or obligations to which the Company and any of the Subsidiaries is a party and which relate to the business of the Company and the Subsidiaries or agreements by which the Company and the Subsidiaries are bound, including, without limitation, (i) any agreement which requires future expenditures by the Company or any Subsidiary in excess of $100,000 or which might result in payments to the Company or any Subsidiary in excess of $100,000, (ii) any purchase or task order which might result in payments to the Company or any Subsidiary in excess of $200,000, (iii) any employment and consulting agreements, (iv) any material agreement with any current or former stockholder (except for the Transaction Documents) and any agreement with any officer or director of the Company or any Subsidiary, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (v) any agreement relating to the development, manufacture, marketing or distribution of the products or services of the Company and the Subsidiaries and (vi) any other agreement material to the business of the Company or any Subsidiary, regardless of the dollar value of the amounts receivable by or payment obligations of the Company or any Subsidiary thereunder; provided, however, that the agreements and purchase or task orders that are less than the amounts referred to in clauses (i) and (ii) shall not, in the aggregate, require future expenditures by the Company and its Subsidiaries in excess of $400,000 or result, in the aggregate, in payments to the Company and its Subsidiaries in excess of $400,000 (collectively, the “Material Contracts”). Set forth on Section 3.10(a) of the Disclosure Schedule is a list, complete and accurate in all material respects of the current assets and current liabilities of the Company and all financing arrangements of the Company relating to current assets or current liabilities of the Company.

(b) Assuming the due execution and delivery by the other parties thereto, each of such Material Contracts is as of the date hereof legal, valid and binding, and in full force and effect, and enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies. There is no breach, violation or default by the Company or any of the Subsidiaries (or, to the Company’s Knowledge, any other party) under any such Material Contract other than such breaches, violations and defaults which in the aggregate are immaterial, and no event (including, without limitation, the transactions contemplated by this Agreement) has occurred which, with notice or lapse of time or both, would (A) constitute a breach, violation or default by the Company or any Subsidiary (or, to the Company’s Knowledge, any other party) under any such Material Contract other than such breaches, violations and defaults which in the aggregate are immaterial, or (B) give rise to any Lien (other than a Permitted Lien) or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company or any Subsidiary under any such Material Contract. Except as set forth in Section 3.10(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is and, to the Company’s Knowledge, no other party to any of such Material Contract is in arrears in respect of the performance or satisfaction of any material terms or conditions on its part to be performed or satisfied under any of such Material Contract, and neither the Company nor any Subsidiary has and, to the Company’s Knowledge, no other party thereto has granted or been granted any material waiver or indulgence under any of such Material Contract or repudiated any provision thereof.

(c) The Company has provided or made available (to the extent it may do so to Persons without applicable security clearances and in compliance with Law applicable to it and its Material Contracts) to the Purchasers complete copies of each of the Material Contracts, including all schedules, exhibits and attachments thereto.

3.11 Absence of Conflicts. The Company is not in violation of or default under any provision of its Amended Charter or Bylaws. No Subsidiary is in violation of or default under any provision of its articles or certificate of incorporation or by-laws or, if such Subsidiary is not a corporation, similar organizational and formation documents. The execution, delivery, and performance of, and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have not and will not:

(a) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets, properties or business of the Company and the Subsidiaries under, any of the terms, conditions or provisions of (i) the Amended Charter or the Bylaws, or (ii) any Material Contract; or

(b) violate any judgment, ruling, order, writ, injunction, award, decree, or any Law or regulation of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Company or any Subsidiary or any of their assets, properties or businesses, which violation would have a Material Adverse Effect with respect to the Company.

3.12 Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, there is no action, claim, litigation, tax or compliance audit, suit or proceeding, regulatory or administrative enforcement action or governmental inquiry or investigation (including, without limitation, a defective pricing investigation or claim or other proceeding in connection with the Company’s contracts), pending, or, to the Company’s Knowledge, any threat thereof, against the Company or any Subsidiary or any of their officers or directors or the assets of the Company or any Subsidiary. To the Company’s Knowledge, there is no reason to believe that any of the foregoing may occur which, in the aggregate, would have a Material Adverse Effect with respect to the Company. Neither the Company nor any Subsidiary is subject to any outstanding judgment, order or decree directed against the Company or any Subsidiary or any officer or director of any thereof. There is no action, suit, proceeding or investigation into the possibility thereof by the Company or any Subsidiary currently pending or that the Company or any Subsidiary presently intends to initiate against a third party.

3.13 Consents. No consent, approval, waiver or authorization, or designation, declaration, notification, or filing with any person or entity (governmental or private), on the part of the Company or any Subsidiary is required in connection with the valid execution, delivery and performance of the Transaction Documents, the offer, sale or issuance of the Securities or the consummation of any other transaction contemplated hereby or by the Shares, the Notes, the Warrants, the Additional Warrants or the Conversion Shares (other than such notifications or filings required under applicable federal or state securities laws, if any), except for such consents, approvals, waivers, authorizations, designations, declarations, notifications, or filings that will be received prior to or as of the First Closing Date.

3.14 Labor Relations; Employees. Sterling E. Phillips, Jr. is the Chief Executive Officer of the Company. Set forth in Section 3.14 of the Disclosure Schedule is a true and correct list of the employees of the Company and each Subsidiary, which list provides, among other things, the name, title, job description and salary information concerning each such employee, as well a true and correct list of each employee who holds an H-1B “Specialty Occupation” Visa, if any, all as of April 30, 2004. Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any Subsidiary is delinquent in payments with respect to any such employee, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed to any employee as of the date hereof. The Company and each Subsidiary is in compliance in all material respects with all Laws and orders relating to the employment of labor and classification of persons as employees, including, without limitation, all such Laws and orders relating to wages, hours, discrimination, civil rights, safety and the collection and payment of withholding and/or Social Security taxes and similar taxes and the provision of employee benefits. To the Company’s Knowledge, no officer, division leader or other significant employee of the Company or any Subsidiary has any current plans to terminate his employment with the Company or such Subsidiary. Except as set forth in Section 3.14 of the Disclosure Schedule, to the Company’s Knowledge neither the Company nor any Subsidiary employs members of any labor union. Except as set forth in Section 3.14 of the Disclosure Schedule, to the Company’s Knowledge, each employee of the Company and each Subsidiary is party to a memorandum of agreement with the Company or such Subsidiary and is subject to the confidentiality provisions thereof. The Company routinely conducts background checks (consisting of a background check of credit records, driving records, criminal records, bankruptcy and drug testing) on each prospective employee of the Company and each Subsidiary prior to making an offer of employment to each such employee and expects to continue to follow either its current background check procedure or some other procedure to its reasonable satisfaction after the date hereof.

3.15 Employee Benefit Plans. (a)Except as set forth in Section 3.10 or Section 3.15(a) of the Disclosure Schedule, the Company and the Subsidiaries have no employment agreements, labor or collective bargaining agreements and there are no employee benefit or compensation plans, agreements, arrangements or commitments (including “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company or any Subsidiary for any employees of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has liability, or makes or has an obligation to make contributions (each a “Company Employee Plan” and together the “Company Employee Plans”).

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, each Company Employee Plan that is an employee welfare benefit plan as defined under Section 3(l) of ERISA is funded through an insurance company contract. Except as set forth in Section 3.15(b) of the Disclosure Schedule, each Company Employee Plan by its terms and operation is in compliance in all material respects with all applicable laws and all required filings, if any, with respect to such Company Employee Plan has been made. Except as set forth in Section 3.15(b) of the Disclosure Schedule, neither the Company nor any entity that is or was at any time treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code has at any time maintained, contributed to or been required to contribute to or has any liability with respect to, any plan subject to Title IV of ERISA (including, without limitation, any Multiemployer Plan). The Company’s Deferred Compensation Plan satisfies the requirements of Section 201(2) of ERISA. Except as set forth in Section 3.15(b) of the Disclosure Schedule, the events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any employees to severance pay, unemployment compensation, or other similar payments under any Company Employee Plan or Law applicable to the Company or any Subsidiary, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Plan or compensation to any employees of the Company or any Subsidiary or (iii) result in any payments (including parachute payments) under any Company Employee Plan or Law applicable to the Company or any Subsidiary becoming due to any employee.

There are no pending or, to the Company’s Knowledge, threatened strikes, job actions or other labor disputes affecting the Company or any Subsidiary or their employees and there have been no such disputes for the past three years.

3.16 Tax Returns, Payments and Elections. Since December 31, 1998, the Company and each Subsidiary has filed all tax returns and reports (including information returns and reports) as required by Law except to the extent that the failure to so file did not and does not have a Material Adverse Effect with respect to the Company. These returns and reports are true and correct in all material respects. The Company and each Subsidiary has paid or made provision for payment of all taxes and other assessments shown as due on such returns. The provision for taxes of the Company and the Subsidiaries as shown in the Financial Statements (as hereinafter defined) is adequate in all material respects for all taxes, assessments and governmental charges due or accrued as of the date thereof with respect to its business, properties and operations. Neither the Company nor any Subsidiary has elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation pursuant to Section 1362(a) or a collapsible corporation pursuant to Section 341(f) of the Code, nor has the Company or any Subsidiary made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect with respect to the Company. Since December 31, 1998, neither the Company nor any Subsidiary has had any tax deficiency proposed or assessed against it by the Internal Revenue Service or any other foreign, federal, state or local taxing authority and none have been asserted in writing or, to the Company’s Knowledge, threatened at any time for additional taxes. Since March 31, 2000, neither the Company nor any Subsidiary has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Since December 31, 1998, none of the foreign, federal, state or local income or franchise tax or sales or use tax returns have ever been audited by governmental authorities. Since the date of the Financial Statements, neither the Company nor any Subsidiary has incurred any taxes, assessments or governmental charges other than in the ordinary course of business. Since March 31, 2000, the Company and each Subsidiary has withheld or collected from each payment made to each of its respective employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) and foreign taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

3.17 Brokers or Finders. Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company or any Subsidiary has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company or any Subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the issuance of the Securities or any transaction contemplated hereby or thereby. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company, any Subsidiary or any of their respective officers, employees or representatives is responsible.

3.18 Offering Exemption. Assuming the truth and accuracy of the representations and warranties contained in Section 4, the offer and sale of the Securities as contemplated hereby and the issuance and delivery to the Purchasers of the Securities and, if applicable, the Conversion Shares, are exempt from registration under the Securities Act, and will be registered or qualified (or exempt from registration or qualification) under applicable state securities and “blue sky” laws, as currently in effect.

3.19 Environmental Matters. (a) The Company complies and has at all times since March 31, 2000 complied with all federal, state and local laws, judgments, decrees, orders, consent agreements, authorizations, permits, licenses, rules, regulations, common or decision law (including, without limitation, principles of negligence and strict liability) relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety matters of humans and other living organisms, including the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental

Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state and local analogue (hereinafter “Environmental Laws”), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) Except as set forth in Section 3.19(b) of the Disclosure Schedule, (i) the Company has no Knowledge of any claim, and has not received notice of a written complaint, order, directive, claim, request for information or citation, and to the Company’s Knowledge no proceeding has been instituted raising a claim against the Company or any predecessor or any of their respective real properties now or since March 31, 2000 formerly owned, leased or operated or other assets indicating or alleging any damage to the environment or any liability or obligation under or violation of any Environmental Law and (ii) the Company is not subject to any order, decree, injunction or other directive of any Governmental Authority.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, (i) the Company has not used and, to the Company’s Knowledge, no other person has used any portion of any property currently or since March 31, 2000 owned, operated or leased by the Company for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (ii) the Company does not own or operate any underground tank or other underground storage receptacle for Hazardous Materials, any asbestos-containing materials or polychlorinated biphenyls, and, to the Company’s Knowledge, no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any property currently owned, operated or leased by the Company and (iii) to the Company’s Knowledge, the Company has not caused or suffered to occur any Releases or threatened Releases of Hazardous Materials on, at, in, under, above, to, from or about any property currently or since March 31, 2000 owned, operated or leased by the Company.

(d) The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including any so-called “environmental cleanup responsibility acts” or requirements for the transfer of permits, approvals, or licenses. To the Company’s Knowledge, there have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or since March 31, 2000 owned, leased, or operated properties of the Company.

3.20 Offering of Notes, Warrants and Shares. No form of general solicitation or general advertising was used by the Company or any of its agents or representatives in connection with the offer and sale of the Securities. Neither the Company nor any agent acting on the Company’s behalf has, directly or indirectly, offered the Securities of the Company for sale to or solicited any offers to buy the Securities of the Company from, or otherwise approached or negotiated with respect thereto with any other potential purchaser.

3.21 Disclosure. Except as set forth in Section 3.21 of the Disclosure Schedule, none of (a) this Agreement (including, without limitation, the Disclosure Schedule and the Schedules and Exhibits attached hereto), (b) any other Transaction Documents, or (c) any statements, documents or agreements filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “34 Act”) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein in light of the circumstances under which they were made not misleading. There is no fact which, to the Knowledge of the Company, has not been disclosed to the Purchasers, which could be expected to have a Material Adverse Effect with respect to the Company, or a material adverse effect on the ability of the Company and each Subsidiary to perform its obligations under the Transaction Documents. The Company’s financial projections that were provided to the Purchasers in connection with the transactions contemplated by this Agreement contain certain projections and forward looking statements which are based on the assumptions set forth in the Company Business Plan and which have been prepared by Company management in good faith and upon the belief that there is a reasonable basis for them. The representations made in the management presentations for the benefit of the Purchasers were made in good faith and upon the belief that there is a reasonable basis for them. Such management presentations contained certain projections and forward looking statements which were based on assumptions that to the Company’s Knowledge were reasonable. The Company notes that actual results of the Company may differ materially therefrom.

3.22 Financial Statements. (a) The Company has delivered to each Purchaser the audited financial statements of the Company and its Subsidiaries as at and for the years ended December 31, 2001, 2002 and 2003 and unaudited financial statements as at and for the fiscal quarter ended March 31, 2004 and the month ended April 30, 2004 (the “Financial Statements”). Except as set forth on Schedule 3.22 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and fairly present the financial condition and operating results of the Company and its Subsidiaries as of the date, and for the period, indicated therein, except that the unaudited financial statements as at and for the fiscal quarter ended March 31, 2004 and the month ended April 30, 2004 are subject to normal year-end adjustments and do not contain all notes required under GAAP. Except as set forth in the Financial Statements, the Company and its Subsidiaries (other than Beta Analytics, Incorporated) have no liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent, unliquidated or otherwise, due or to become due and regardless of when addressed), which are required to be included in the Financial Statements in accordance with GAAP other than (a) liabilities that are listed on Section 3.22 of the Disclosure Schedule, (b) liabilities that have arisen in the ordinary course of business since December 31, 2003, and have not had and could not reasonably be expected to have a Material Adverse Effect with respect to the Company and (c) obligations to perform after the date hereof any contracts or agreement which have been disclosed on Section 3.10 of the Disclosure Schedule or which are not required to be disclosed Section 3.10 of the Disclosure Schedule because such contracts and agreements do not meet the disclosure thresholds under Section 3.10 of the Disclosure Schedule. Except as disclosed in the Financial Statements, neither the Company nor any Subsidiary thereof is a guarantor or indemnitor of any indebtedness of any other person or entity.

(b) The Company has delivered to each Purchaser the audited financial statements of Beta Analytics, Incorporated as at and for the years ended June 30, 2001, 2002 and 2003 and unaudited financial statements as at and for the 10 months ended April 30, 2004 (the

“Beta Financial Statements”). Except as set forth on Schedule 3.22 of the Disclosure Schedule, the Beta Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition and operating results of Beta Analytics, Incorporated and its Subsidiaries as of the date, and for the period, indicated therein, except that the unaudited financial statements are subject to normal year-end adjustments and do not contain all notes required under GAAP. Except as set forth in the Beta Financial Statements, Beta Analytics, Incorporated and its Subsidiaries have no liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent, unliquidated or otherwise, due or to become due and regardless of when addressed), which are required to be included in the Beta Financial Statements in accordance with GAAP other than (a) liabilities that are listed on Section 3.22 of the Disclosure Schedule, (b) liabilities that have arisen in the ordinary course of business since June 30, 2003, and have not had and could not reasonably be expected to have a Material Adverse Effect with respect to Beta Analytics, Incorporated and its Subsidiaries and (c) obligations to perform after the date hereof any contracts or agreement which have been disclosed on Section 3.10 of the Disclosure Schedule or which are not required to be disclosed Section 3.10 of the Disclosure Schedule because such contracts and agreements do not meet the disclosure thresholds under Section 3.10 of the Disclosure Schedule. Except as disclosed in the Beta Financial Statements, neither Beta Analytics, Incorporated nor any Subsidiary thereof is a guarantor or indemnitor of any indebtedness of any other person or entity.

3.23 No Suspension or Debarment. Neither the Company nor any Subsidiary during the last five (5) years has been and, to the Company’s Knowledge, none of their respective employees, consultants or agents during the last five (5) years has been suspended or debarred from eligibility for award of contracts with the Government or any other Governmental Authority or is or was the subject of a finding of non-responsibility or ineligibility for Government contracting. During the past five (5) years, no government contracting suspension or debarment action has been threatened or commenced against the Company or a Subsidiary, or, to the Company’s Knowledge, any of its officers or employees. The Company does not have Knowledge of a valid basis, nor specific circumstances that are or, with the passage of time, would likely become a basis for the Company’s or a Subsidiary’s suspension or debarment from award of contracts with the Government.

3.24 Liability for Cost and Pricing Data. There exists no basis for a claim of any material liability of the Company or a Subsidiary by any Government entity as a result of defective, inaccurate, incomplete or out-of-date cost or pricing data submitted to the Government or a Government contractor or subcontractor including, without limitation, any such data relating to liabilities accrued on the Company’s books or in its financial accounts for deferred compensation to any Company employees. To its Knowledge, neither the Company nor any Subsidiary is in violation, or currently alleged to be in violation, of the Truth in Negotiations Act, as amended. Neither the Company nor any Subsidiary has submitted to the Government or a Government contractor or subcontractor a materially inaccurate certification regarding cost or pricing data.

3.25 Government Contracts.

(a) A true and correct list of each Government Contract which is in effect as of the date of this Agreement and Government Bid to which the Company or a Subsidiary is a party, is set forth in Section 3.25 of the Disclosure Schedule. Prior to each Closing Date, the Company shall amend Section 3.25 of the Disclosure Schedule to include a true and correct list of each Government Contract and Government Bid which is entered into by the Company or a Subsidiary between the date of this Agreement and such Closing Date.

(b) Except as set forth in Section 3.25 of the Disclosure Schedule, (A) the Company and each Subsidiary has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party as required; (B) the Company and each Subsidiary has complied with all material requirements of any Law pertaining to such Government Contract or Government Bid; (C) all representations and certifications made by the Company and each Subsidiary with respect to such Government Contract or Government Bid were accurate, current and complete in every material respect as of their effective date and, the Company and each Subsidiary has fully complied with all such representations and certifications in all material respects; (D) neither the Company nor any Subsidiary is in violation, or currently alleged to be in violation, in any material respect, of the False Statements Act, as amended, the False Claims Act, as amended, or any other federal requirement relating to the communication of false statements or submission of false claims to the Government; and (E) no termination or default notice, cure notice or show cause notice has been issued to the Company or any Subsidiary and remains unresolved, and the Company has no Knowledge of any plan or proposal of any entity to issue any such notice.

(c) Except as set forth in Section 3.25 of the Disclosure Schedule, (A) to the Company’s Knowledge, none of the Company’s or a Subsidiary’s employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company or a Subsidiary; (B) to the Company’s Knowledge, there is no pending audit or investigation of the Company or any of its officers, employees or representatives or a Subsidiary or any of its officers, employees or representatives nor within the last five years has there been any audit or investigation of the Company or any of its officers, employees or representatives or a Subsidiary or any of its officers, employees or representatives resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (C) during the last five years, neither the Company nor any Subsidiary has made any voluntary disclosure in writing to the Government or any other Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract or Government Bid that has led to any of the consequences set forth in clause (A) or (B) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d) Except as set forth in Section 3.25 of the Disclosure Schedule, there are (A) no outstanding written claims against the Company, either by the Governmental Authority or any other Government or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and (B) to the Company’s Knowledge, no outstanding disputes (y) between the Company or a Subsidiary, on the one hand, and the Government or any Governmental Authority, on the other hand, under the Contract Disputes Act or any other Federal statute or (z) between the Company or a Subsidiary, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e) Except as set forth in Section 3.25 of the Disclosure Schedule, the rates and rate schedules submitted to the Government with respect to the Government Contracts have been audited and closed out for all years prior to 1997.

(f) Except as set forth in Section 3.25 of the Disclosure Schedule, all Government Contracts have been awarded, and all Government Bids have been submitted, under a full and open competitive procurement process without preferential treatment of any kind. None of the Government Contracts listed on Schedule 3.25 of the Disclosure Schedule are subject to termination by a Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement.

3.26 Changes. Except as expressly contemplated by the Transaction Documents or as set forth in Section 3.26 of the Disclosure Schedule, since December 31, 2003, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company and the Subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business that have not created, in the aggregate, a Material Adverse Effect with respect to the Company,

(b) any intentional waiver or cancellation of any material right of the Company or any Subsidiary, or the cancellation of any material debt or claim held by the Company or any Subsidiary,

(c) any payment, discharge or satisfaction of any material claim, liability or obligation of the Company or any Subsidiary other than in the ordinary course of business,

(d) any Lien (other than Permitted Liens) upon the assets of the Company or any Subsidiary that would be prohibited by the terms of the Amended Charter if it were to arise after the First Closing Date,

(e) any declaration or payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of the Company or any Subsidiary,

(f) any sale, assignment or transfer of any material, tangible or intangible assets of the Company or any Subsidiary except in the ordinary course of business,

(g) any loan by the Company or any Subsidiary to any officer, director, employee, consultant or stockholder of the Company or any Subsidiary (other than advances to such persons in the case of travel, entertainment or other similar advances in the ordinary course of business),

(h) any material increase, direct or indirect, in the compensation paid or payable to any officer or director of the Company or any Subsidiary or, other than in the ordinary course of business, to any other employee, consultant or agent of the Company or any Subsidiary,

(i) any material change in the accounting methods, practices or policies of the Company or any Subsidiary,

(j) any indebtedness incurred for borrowed money by the Company or any Subsidiary other than in the ordinary course of business,

(k) any material adverse change in the manner of business or operations of the Company or any Subsidiary (including, without limitation, any accelerations or deferral of the payment of any material accounts payable or other current, material liabilities or deferral of the collection of any material accounts or notes receivable),

(l) any capital expenditures or commitments therefor by the Company or any Subsidiary that aggregate in excess of $100,000 for any twelve-month period,

(m) other than as disclosed in the capitalization table attached to this Agreement, any issuance of any stock, bonds or other securities of the Company or any Subsidiary,

(n) any amendment to the Amended Charter, Bylaws or other organizational documents of the Company or any amendment of the organizational or formation documents of any Subsidiary, or

(o) any agreement or commitment (contingent or otherwise) by the Company or any Subsidiary to do any of the foregoing.

3.27 Existing Registration Rights. Except as set forth in Section 3.27 of the Disclosure Schedule the Company has not granted or agreed to grant rights to require the registration of the Company’s equity securities under the Securities Act, including piggyback rights, to any person or entity.

3.28 Suppliers and Customers. Except as set forth in Section 3.28 of the Disclosure Schedule, since December 31, 2003, none of the Company’s or any Subsidiaries’ suppliers, vendors, or customers has: (i) terminated or cancelled a Material Contract or material business relationship; (ii) threatened in writing to terminate or cancel a Material Contract or material business relationship; (iii) expressed dissatisfaction in writing with the performance of the Company or any Subsidiary with respect to a Material Contract or material business relationship; or (iv) demanded in writing any material modification, termination or limitation of a Material Contract or material business relationship with the Company or any Subsidiary (excluding any contracts or business relationship which, if so terminated, cancelled, modified or limited, would not result in a Material Adverse Effect with respect to the Company), nor does the Company have Knowledge that any of the events described in clauses (i) – (iv), whether in writing or otherwise, will occur after the First Closing Date. Set forth in Section 3.28 of the Disclosure Schedule is a list describing the revenue derived from each of the Company’s largest customers for the period of March 31, 2003 through March 31, 2004 (determined by amount of revenue) and such list is true and correct in all material respects.

3.29 Foreign Corrupt Practices Act; USA Patriot Act. Neither the Company, any Subsidiary nor, to the Company’s Knowledge after reasonable inquiry by each of the individuals named in the definition of the term “Knowledge” in Section 10, any employee of the Company or any Subsidiary has violated the United States Foreign Corrupt Practices Act, as amended, or the USA Patriot Act in any material respect. To the Company’s Knowledge, no stockholder, director, officer, employee or agent of the Company or of a Subsidiary has, directly or indirectly, made or agreed to make, any unlawful or illegal payment, gift or political contribution to, or taken any other unlawful or illegal action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company or a Subsidiary.

3.30 Work in Progress. Section 3.30 of the Disclosure Schedule contains a complete list of all contracts on which the Company and its Subsidiaries are currently working or which have not been completed, the customer for whom the work is being performed, and the amount and basis for payment and the status of the contract and the work being performed thereunder. There is currently no work being performed for which there is either (i) no written agreement signed by the customer, or (ii) no funding available and committed by the customer, in the case of contracts with a Governmental Authority.

3.31 Warranty and Related Matters. Section 3.31 of the Disclosure Schedule sets forth a complete list of all outstanding product and service warranties and guarantees on any of the products or services that the Company or its Subsidiaries distributes, services, markets or sells for itself, a customer or a third party (each such product or service shall be referred to herein as a “Company Product”). There are no existing or, to the Company’s Knowledge, threatened in writing, product liability, warranty or other similar claims against the Company or any of its Subsidiaries alleging that any Company Product is defective or fails to meet any product or services warranties except as set forth in Section 3.31 of the Disclosure Schedule.

3.32 Export Controls. None of the Company, a Subsidiary or, to the Company’s Knowledge, the Company’s or a Subsidiary’s employees have violated, in any material respect, any Law pertaining to export controls, technology transfer or industrial security including, without limitation, the Export Administration Act, as amended, the International Emergency Economic Powers Act, as amended, the Arms Export Control Act, as amended, the National Industrial Security Program Operating Manual, as amended, or any regulation, order, license or other legal requirement issued pursuant to the foregoing (including, without limitation, the Export Administration Regulations and the International Traffic in Arms Regulations). Neither the Company, any Subsidiary nor, to the Company’s Knowledge, any employee of the Company or any Subsidiary is the subject of an action by a Governmental Authority that restricts such person’s ability to engage in export transactions.

3.33 Termination of ESOP. The Analex Corporation Employee Stock Ownership Plan and Trust (“ESOP”) was terminated effective as of November 5, 2001 and the Company has received a favorable determination letter from the Internal Revenue Service with respect to such termination. Section 3.33 of the Disclosure Schedule sets forth the number of shares of the Company’s capital stock held by the ESOP pending distribution to the participants thereof as of the date hereof.

3.34 Relationship with General Electric Company. Except as set forth in Section 3.34 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any equity, creditor, or similar relationship (including, without limitation, any investment in (or right to acquire an investment in), or any debtor, revolving credit, leasing or creditor relationship, but excluding any vendor or vendee relationship) with General Electric Company or any of its Subsidiaries or Affiliates.

4. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants that:

4.1 Authorization. The execution, delivery and performance by such Purchaser of the Transaction Documents to which it is a party, and the performance of all of the obligations of such Purchaser under each of such Transaction Documents have been duly and validly authorized, and no other action, approval or authorization is required on the part of such Purchaser or any Person by Law or otherwise in order to make the Transaction Documents the valid, binding and enforceable obligations (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of such Purchaser that is a party thereto. Each of the Transaction Documents, when executed and delivered by such Purchaser that is a party thereto, will constitute a valid and legally binding obligation of such Purchaser that is a party thereto, enforceable against such Purchaser that is a party thereto in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.2 Purchase Entirely for Own Account. The Securities and the Conversion Shares (collectively, the “New Securities”) will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. For purposes of state securities laws, such Purchaser’s principal office is located in the state set forth opposite its name on Exhibit L. Such Purchaser is aware that the Company is issuing the New Securities pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder without complying with the registration provisions of the Securities Act or other applicable federal or state securities laws. Such Purchaser is also aware that the Company is relying upon, among other things, the representation and warranties of the Purchasers contained in this Agreement for purposes of complying with Regulation D.

4.3 Disclosure of Information. Such Purchaser has received and carefully reviewed all the information it considers necessary or appropriate for deciding whether to purchase the New Securities. Such Purchaser further represents that the Company has made available to such Purchaser, at a reasonable time prior to the date of this Agreement, an opportunity to (a) ask questions and receive answers from the Company regarding the terms and conditions of the offering of the New Securities and the business, properties and financial condition of the Company, all of which questions (if any) have been answered to the reasonable satisfaction of such Purchaser, and (b) obtain additional information, all of which was furnished by the Company to the reasonable satisfaction of such Purchaser. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Purchasers to rely thereon.

4.4 Investment Experience. Such Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in investing in companies similar to the Company and in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the New Securities. Such Purchaser has made the determination to enter into this Agreement and the other agreements contemplated hereby and to acquire the New Securities based upon its own independent evaluation and assessment of the value of the Company and its present and prospective business prospects.

4.5 Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

4.6 Restricted Securities; Legends. Such Purchaser recognizes that the New Securities will not be registered under the Securities Act or other applicable federal or state securities laws. Such Purchaser understands that the New Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering. Such Purchaser agrees not to sell or transfer the New Securities unless such New Securities are registered under the Securities Act and under any other applicable securities laws or such sale or transfer is exempt from such registration. The certificates evidencing the Securities may bear the following legend:

THIS SECURITY HAS NOT AND THE SHARES OF STOCK WHICH MAY BE PURCHASED PURSUANT TO THE [EXERCISE] [CONVERSION] OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

4.7 No General Solicitation. Such Purchaser acknowledges that the New Securities were not offered to such Purchaser means of: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, or (b) any other form of general solicitation or advertising.

4.8 Absence of Conflicts. Such Purchaser’s execution, delivery, and performance of, and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have not and will not:

(a) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets, properties or business of such Purchaser under, any of the terms, conditions or provisions of (i) its certificate/articles of formation or organization or any of its other formation or organizational documents, or (ii) any material contract to which it is a party; or

(b) violate any judgment, ruling, order, writ, injunction, award, decree, or any Law or regulation of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to such Purchaser or any of its assets, properties or businesses, which violation would have a Material Adverse Effect with respect to such Purchaser.

4.9 Brokers or Finders. Such Purchaser has not incurred, nor will it incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the issuance of the Securities or any transaction contemplated hereby or thereby. Such Purchaser agrees to indemnify and hold harmless the Company and each Subsidiary from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser, or any of its respective officers, employees or representatives is responsible.

4.10 Investigation by Purchaser. Such Purchaser acknowledges that, except for the representations and warranties of Company contained in Section 3 of this Agreement, the Disclosure Schedules hereto or in any other Transaction Document or schedules thereto, (i) none of the Company, its Subsidiaries or any of their directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, and (ii) none of the Company, its Subsidiaries or any of their directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes, or shall be deemed to have made, any representation or warranty, express or implied, as to the accuracy or completeness of any of the information or documents, financial or otherwise (including, without limitation, any estimates, projections, forecasts, budgets or other forward-looking information) provided or otherwise made available to such Purchaser or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above). With respect to any such estimate, projection, budget or forecast delivered by or on behalf of the Company, such Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections, budgets and forecasts, and (ii) such Purchaser is aware that actual results may differ materially.

5. Conditions of the Parties at Closing.

5.1 Conditions of Purchasers’ Obligations at the First Closing. The obligations of each Purchaser under Section 1.1 of this Agreement are subject to the satisfaction by the Company on or before the First Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3 of this Agreement and of the Company and/or each of its Subsidiaries, as applicable, in each other Transaction Document shall be true and correct in all material respects on and as of the First Closing (except where another date or period of time is specifically stated herein for a representation or warranty and in such case such representation or warranty shall be true and correct in all material respects on and as of such date) with the same force and effect as though such representations and warranties had been made on and as of the date of the First Closing; provided, however, that representations and warranties that contain a materiality qualification shall be true and correct in all respects.

(b) Performance. The Company shall have performed and complied with all conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing.

(c) No Default. Immediately prior to the issuance of the Securities and after giving effect thereto, no Event of Default, or event which, with the passage time or the giving of notice would constitute an Event of Default, shall have occurred and be continuing.

(d) No Material Adverse Effect; Compliance Certificate. No Material Adverse Effect with respect to the Company and no material adverse effect on the prospects of the Company shall have occurred between the date hereof and the First Closing Date and the President and/or Chief Executive Officer of the Company shall deliver to each Purchaser at the Closing a certificate stating that the conditions specified in Sections 5.1(a), (b) and (c) have been fulfilled and stating that the Transaction Documents are in full force and effect on the First Closing Date and that no Material Adverse Effect with respect to the Company and no material adverse effect on the prospects of the Company has occurred between the date hereof and the First Closing Date.

(e) Consents and Approvals. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or any other Person that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the First Closing and the purchase and payment of the Securities to be purchased by the Purchasers at the First Closing on the terms and conditions as provided herein shall not violate any Law applicable to the Company or the Purchasers.

(f) Notes. If the Stockholder Approval has not occurred, the Company shall deliver to each Purchaser its respective Note.

(g) Warrants. The Company shall deliver to each Purchaser its respective Warrants.

(h) Shares. If the Stockholder Approval has occurred, the Company shall deliver to each Purchaser a certificate representing the number of its respective Shares determined in accordance with Section 1.

(i) Stockholders’ Agreement; Registration Rights Agreement; etc. The Company shall have executed and delivered (i) an Amended and Restated Stockholders’ Voting Agreement substantially in the form attached hereto as Exhibit M (the “Stockholders Agreement”), (ii) a Registration Rights Agreement, substantially in the form attached hereto as Exhibit N (the “Registration Rights Agreement”) and (iii) a Co-Sale Agreement, substantially in the form attached hereto as Exhibit O (as amended, the “Co-Sale Agreement”).

(j) Security Agreement Amendment; Subsidiary Security Agreement Amendment; Pledge Agreement Amendment; Intercreditor Agreement Amendment, Subsidiary

Guarantee Amendment and Junior Intercreditor Agreement. The Company shall have executed and delivered to the Purchasers the Security Agreement Amendment, the Pledge Agreement Amendment, the Intercreditor Agreement Amendment and the Junior Intercreditor Agreement. Each Subsidiary Guarantor shall execute and deliver to the Purchasers the Subsidiary Security Agreement Amendment and a Subsidiary Guarantee Amendment.

(k) Certificate of Designations. On or prior to the First Closing, there shall have been filed with the Secretary of State of the State of Delaware, the Certificate of Designations and the Amended Charter shall be in full force and effect on the First Closing Date.

(l) Good Standing; Qualification to do Business. The Company shall have delivered to the Purchasers certificates of good standing from the following jurisdictions with respect to the Company and each Subsidiary Guarantor dated as of a date no earlier than 15 days prior to the First Closing:

(i) With respect to the Company, from the State of Delaware and each jurisdiction in which it has qualified to do business.

(ii) With respect to SyCom Services Inc., from the State of Delaware and each jurisdiction in which it has qualified to do business.

(iii) With respect to Advanced Biosystems, Inc., from the State of Delaware and each jurisdiction in which it has qualified to do business.

(iv) With respect to Beta Analytics, Incorporated from the State of Maryland and each jurisdiction in which it has qualified to do business.

(m) Secretary’s Certificate. The Company shall have delivered to the Purchasers:

(i) a certificate executed by its Secretary certifying with respect to (a) a copy of its Amended Charter and the Bylaws (each as amended through the First Closing Date), (b) board resolutions authorizing the transactions contemplated by this Agreement and the Transaction Documents and (c) incumbency matters.

(ii) a certificate executed by the Secretary of each Subsidiary Guarantor certifying with respect to (a) a copy of such Subsidiary’s articles or certificate of incorporation and bylaws, (b) board resolutions authorizing the transactions contemplated by the Transaction Documents to which such Subsidiary is a party and (c) incumbency matters.

(n) Opinion of Company Counsel. Each Purchaser shall have received from Holland and Knight LLP, counsel to the Company, an opinion, dated the First Closing Date, in the form attached hereto as Exhibit P.

(o) Cross-Receipts of the Purchasers. The Company and the Purchasers shall have executed and delivered a cross-receipt acknowledging the Company’s delivery to the Purchasers of the Notes or certificates representing the Shares and the Warrants and the Purchasers’ payment therefor.

(p) No Acceleration of Vesting, etc. Neither the board of directors of the Company nor any committee responsible for the administration of Options or warrants of the Company shall have made any determination that could result in the acceleration of the vesting or rights to exercise Options or warrants or cause an accelerated pay-out of any such Options.

(q) Governmental Approvals for Collateral Assignment of Government Contracts. The Company and each Subsidiary shall have obtained all consents, waivers and approvals from any Governmental Authority and any other Person necessary in connection with the assignments contemplated by the Security Agreements and shall have provided copies thereof to the Purchasers; provided, that the Company and the Subsidiaries shall not be required to obtain approvals in connection with the Assignment of Claims Act to the extent obtaining such approvals would constitute a Default (as defined in the Senior Credit Agreement) under the Senior Credit Agreement or a default under the Senior Credit Facility.

(r) Closing Capitalization Table. The Company shall have delivered to the Purchasers revised Exhibit K accurately reflecting any additional issuances of securities between the date hereof and the First Closing Date.

(s) Fairness Opinion. The Company shall have delivered to the Purchasers a copy of the fairness opinion rendered by Houlihan, Lokey, Howard & Zukin to the Company with respect to the transactions contemplated by this Agreement dated the date of approval by the Company’s board of directors of the transactions contemplated by the Agreement.

(t) UCC-1 Financing Statements. The Company shall have prepared in form and substance reasonably satisfactory to the Purchasers copies of (i) financing statements on Form UCC-1 in connection with the assets of Beta Analytics, Incorporated and (ii) if necessary, amendments to the financing statements on Form UCC-1, each to be filed in accordance with Section 11.2, if necessary, and delivered copies of the same to the Purchasers.

(u) Termination of Liens. Each Lien with an asterisk set forth opposite its description in Section 3.6(a) of the Disclosure Schedule shall have been validly terminated in accordance with applicable law and the Company shall have furnished to the Purchasers a copy of the filed termination statement with respect thereto.

(v) Acquisition of Beta Analytics, Incorporated Concurrent with the First Closing, the Company shall have completed the acquisition of Beta Analytics, Incorporated resulting in Beta Analytics, Incorporated being a Material Subsidiary of the Company for purposes of this Agreement.

5.2 Conditions of Company’s Obligations at the First Closing. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction by the Purchasers on or before the First Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchasers contained in Section 4 shall be true and correct in all material respects on and as of the First Closing (except where another date or period of time is specifically stated herein for a representation or warranty and in such case such representation or warranty shall be true and correct in all material respects on and as of such date) with the same force and effect as though such representations and warranties had been made on and as of the date of the First Closing; provided, however, that representations and warranties that contain a materiality qualification shall be true and correct in all respects.

(b) Performance. The Purchasers shall have performed and complied with all conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing.

(c) Consents and Approvals. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or any other that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the First Closing and the purchase and payment of the Securities to be purchased by the Purchasers at the First Closing on the terms and conditions as provided herein shall not violate any Law applicable to the Company or the Purchasers.

(d) Stockholders’ Agreement; Registration Rights Agreement. The Purchasers shall have executed (i) the Stockholders’ Agreement, (ii) the Registration Rights Agreement, (iii) the Intercreditors Agreement Amendment and (iv) the Junior Intercreditor Agreement.

(e) Cross-Receipts of the Purchasers. The Company and the Purchasers shall have executed and delivered a cross-receipt acknowledging the Company’s delivery to the Purchasers of the Notes or certificates representing the Shares and the Warrants to be delivered on the First Closing Date and the Purchasers’ payment therefor.

(f) Purchase Price. The Purchasers shall have delivered to the Company the Purchase Price to be paid on the First Closing Date.

5.3 Conditions of Purchasers’ Obligations at each Subsequent Closing. The obligations of each Purchaser under Section 1.1 of this Agreement are subject to the satisfaction by the Company on or before each Subsequent Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3 of this Agreement and of the Company and/or each of its Subsidiaries, as applicable, in each other Transaction Document shall be true and correct in all material respects on and as of such Subsequent Closing (except where another date or period of time is specifically stated herein for a representation or warranty and in such case such representation or warranty shall be true and correct in all material respects on and as of such date) with the same force and effect as though such representations and warranties had been made on and as of the date of such Subsequent Closing; provided, however, that representations and warranties that contain a materiality qualification shall be true and correct in all respects; provided, however, that the Company may revise the Disclosure Schedules so long as the effect on the Company and its Subsidiaries of the information disclosed in such revisions is not materially adverse to the Company and its Subsidiaries taken as a whole.

(b) Performance. The Company shall have performed and complied with all conditions contained in this Agreement that are required to be performed or complied with by it on or before such Subsequent Closing.

(c) No Default. Immediately prior to the issuance of the Securities and after giving effect thereto, no Event of Default, or event which, with the passage time or the giving of notice would constitute an Event of Default, shall have occurred and be continuing.

(d) No Material Adverse Effect; Compliance Certificate. No Material Adverse Effect with respect to the Company and no material adverse effect on the prospects of the Company shall have occurred between the date hereof and such Subsequent Closing Date and the President and/or Chief Executive Officer of the Company shall deliver to each Purchaser at the Closing a certificate stating that the conditions specified in Sections 5.1(a), (b) and (c) have been fulfilled and stating that the Transaction Documents are in full force and effect on such Subsequent Closing Date and there has been no Material Adverse Effect with respect to the Company and no material adverse effect on the prospects of the Company between the date hereof and such Subsequent Closing Date.

(e) Consents and Approvals. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or any other Person that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of such Subsequent Closing and the purchase and payment of the Securities to be purchased by the Purchasers at such Subsequent Closing on the terms and conditions as provided herein shall not violate any Law applicable to the Company or the Purchasers.

(f) Notes. If the Stockholder Approval has not occurred, the Company shall deliver to each Purchaser its respective Note.

(g) Warrants. The Company shall deliver to each Purchaser its respective Warrants.

(h) Shares. If the Stockholder Approval has occurred, the Company shall deliver to each Purchaser a certificate representing that number of Shares that would have been issued upon conversion of such Purchaser’s Notes in accordance with their terms.

(i) Good Standing; Qualification to do Business. The Company shall have delivered to the Purchasers certificates of good standing from the following jurisdictions with respect to the Company and each Subsidiary Guarantor dated as of a date no earlier than 15 days prior to such Subsequent Closing:

(i) With respect to the Company, from the State of Delaware and each jurisdiction in which it has qualified to do business.

(ii) With respect to SyCom Services Inc., from the State of Delaware and each jurisdiction in which it has qualified to do business.

(iii) With respect to Advanced Biosystems, Inc., from the State of Delaware and each jurisdiction in which it has qualified to do business.

(iv) With respect to Beta Analytics, Incorporated from the State of Maryland and each jurisdiction in which it has qualified to do business.

(j) Secretary’s Certificate. The Company shall have delivered to the Purchasers

(i) a certificate executed by its Secretary certifying with respect to (a) copy of its Amended Charter and the Bylaws (each as amended through such Subsequent Closing Date), (b) resolutions evidencing approval by a majority of the Company’s independent directors of the acquisition to be financed with the Securities to be issued on such Subsequent Closing Date, (c) if the Stockholder Approval has been obtained, copies of all minutes of all meetings (or excerpts thereof) and all actions by written consent of the stockholders of the Company, if any, authorizing the issuance of such Securities, (d) evidence that 100% of the holders of the Series A Preferred Stock and the Series B Preferred Stock have not vetoed such acquisition and (e) incumbency matters.

(ii) a certificate executed by the Secretary of each Subsidiary Guarantor certifying with respect to (a) a copy of such Subsidiary’s articles or certificate of incorporation and bylaws, (b) board resolutions authorizing the transactions contemplated by the Transaction Documents to which such Subsidiary is a party and (c) incumbency matters.

(iii)

(k) Opinion of Company Counsel. Each Purchaser shall have received from Holland and Knight LLP, counsel to the Company, an opinion, dated such Subsequent Closing Date, in the form attached hereto as Exhibit P; provided, that changes in factual information contained in such opinion may be changed as appropriate on such Subsequent Closing Date.

(l) Cross-Receipts of the Purchasers. The Company and the Purchasers shall have executed and delivered a cross-receipt acknowledging the Company’s delivery to the Purchasers of the Notes or certificates representing the Shares and the Warrants and the Purchasers’ payment therefor.

(m) Closing Capitalization Table. The Company shall have delivered to the Purchasers revised Exhibit K accurately reflecting any additional issuances of securities between the date hereof and such Subsequent Closing Date.

(n) Company Acquisitions. Concurrent with any Subsequent Closing, the Company shall have consummated the Company Acquisitions with respect to which the Notice of Exercise was delivered.

5.4 Conditions of Company’s Obligations at each Subsequent Closing. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction by the Purchasers on or before each Subsequent Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchasers contained in Section 4 shall be true and correct in all material respects on and as of such Subsequent Closing (except where another date or period of time is specifically stated herein for a representation or warranty and in such case such representation or warranty shall be true and correct in all material respects on and as of such date) with the same force and effect as though such representations and warranties had been made on and as of the date of such Subsequent Closing; provided, however, that representations and warranties that contain a materiality qualification shall be true and correct in all respects.

(b) Performance. The Purchasers shall have performed and complied with all conditions contained in this Agreement that are required to be performed or complied with by it on or before such Subsequent Closing.

(c) Consents and Approvals. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or any other that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of such Subsequent Closing and the purchase and payment of the Securities to be purchased by the Purchasers at such Subsequent Closing on the terms and conditions as provided herein shall not violate any Law applicable to the Company or the Purchasers.

(d) Cross-Receipts of the Purchasers. The Company and the Purchasers shall have executed and delivered a cross-receipt acknowledging the Company’s delivery to the Purchasers of the Notes or and certificates representing the Shares and the Warrants to be delivered on such Subsequent Closing Date and the Purchasers’ payment therefor.

(e) Purchase Price. The Purchasers shall have delivered to the Company the Purchase Price to be paid on such Subsequent Closing Date.

6. Events of Default and Remedies.

6.1 Events of Default. If the Notes are issued by the Company to the Purchasers, an Event of Default with respect to the Notes shall mean the occurrence and existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by any Law applicable to the Company and/or any Subsidiary):

(a) The Company shall fail to pay when due the principal of any Note.

(b) The Company shall fail to pay when due the interest on any Note, or any Credit Party shall fail to pay any other amount payable by such Credit Party in respect of the Note Indebtedness and such failure shall have continued for a period of three Business Days; provided, however, that for the avoidance of doubt, any accrual of interest permitted under the Notes or other Transaction Documents (in lieu of payment thereof) shall not constitute an Event of Default.

(c) Any representation or warranty made by any Credit Party in or pursuant to or in connection with this Agreement or any other Transaction Document shall prove to have been inaccurate in any material respect as of the time when made.

(d) Any Credit Party shall default in the performance or observance in any material respect of any covenant or agreement contained in Sections 7.1 through 7.6 and Section 8 of this Agreement and such default shall have continued for a period of 10 days following notice from the Purchasers.

(e) Any Security Agreement, Subsidiary Security Agreement, Pledge Agreement or Subsidiary Guarantee shall cease to be in full force and effect, or any Lien created or purported to be created in any Collateral pursuant to any of the Security Agreements shall fail to be a valid, enforceable and perfected (subject to the Intercreditor Agreement and the Junior Intercreditor Agreement) Lien in favor of the Purchasers securing the Note Indebtedness, any Transaction Document or material term or provision thereof shall cease to be in full force and effect or any Credit Party shall default in the performance or observance in any material respect of any covenant or agreement contained in this Agreement or any other Transaction Document (except as provided in Section 6.1(a),(b) or (d)), and such failure, cessation or default shall have continued for a period of 30 days following notice from the Purchasers.

(f) The occurrence of any default, event or condition which (i) causes or which would with the giving of notice or the passage of time or both, permit the Senior Lender to cause all or any part of the Senior Credit Facility to become due (by acceleration, mandatory prepayment or repurchase, or otherwise) before its otherwise stated maturity, or a failure to pay all or any part of the Senior Credit Facility at its stated maturity and (ii) has not been waived by the Senior Lender prior to the Maturity Date.

(g) Any Credit Party is in default and no valid defense exists under any contract or agreement, financial or otherwise, between such Credit Party and any other Person, such default involves claimed actual damages in excess of Two Million and 00/100 Dollars ($2,000,000.00), the other party thereto commences litigation or arbitration proceedings to exercise its rights and remedies under such contract or agreement as a consequence of such default and such default is not waived or cured prior to the Maturity Date.

(h) One or more judgments for the payment of money shall have been entered against any one or more of the Credit Parties which judgment or judgments exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, and such judgment or judgments shall have remained unvacated, undischarged and unstayed for a period of 30 consecutive days.

(i) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the aggregate amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) shall have been issued against any one or more of the Credit Parties or any of their respective properties and shall have remained unvacated, undischarged and unstayed for a period of 30 consecutive days.

(j) Any Governmental Approval now or hereafter made by or with any Governmental Authority in connection with this Agreement or any other Transaction Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or held to be illegal or invalid, and such event or condition, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(k) A proceeding shall have been instituted in respect of the Company or any Material Subsidiary (each, a “Material Credit Party”):

(i) seeking to have an order for relief entered in respect of such Material Credit Party, or seeking a declaration or entailing a finding that such Material Credit Party is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Material Credit Party, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

(ii) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Material Credit Party or for all or any substantial part of its property,

and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

(l) Any Material Credit Party shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 6.1(k)(i), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 6.1(k)(ii), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its property; shall dissolve, wind-up, revoke or forfeit its charter or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

(m) (i) the Company is (A) debarred from contracting with any part of the Government, (B) suspended from contracting with any part of the Government for more than 60 days or (C) subject to a suspension which prevents the Company from being granted an award, extension or renewal of a material Government Contract sought by the Company; (ii) a notice of termination for default shall have been issued under any material Government Contract and such notice has not been withdrawn in 60 days; (iii) a Government investigation shall have been commenced in connection with any Government Contract or the Company which is reasonably likely to result in criminal liability, suspension or debarment; or (iv) the termination of any material Government Contract due to fraud or willful misconduct.

(n) An event or condition shall have occurred which the Purchasers reasonably believe creates or reasonably believe will result in a Material Adverse Effect on the Company.

(o) One hundred and twenty (120) days shall have passed since the First Closing Date and the Stockholder Approval shall not have occurred, except that, if the SEC reviews the Company’s filings seeking the Stockholder Approval, one hundred and eighty (180) days have passed since the First Closing Date and the Stockholder Approval shall not have occurred.

(p) The occurrence of any default, event or condition which (i) causes or which would with the giving of notice or the passage of time or both, permit the holders of the Series A Notes to cause all or any part of the Series A Indebtedness to become due (by acceleration, mandatory prepayment or repurchase, or otherwise) before its otherwise stated maturity, or a failure to pay all or any part of the Series A Indebtedness at its stated maturity and (ii) has not been waived by the holders of the Series A Notes.

6.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder:

(a) the Collateral Agent, shall, upon being directed to do so in writing by the 66 2/3% in Interest Purchasers, declare the entire unpaid Note Indebtedness, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Company;

(b) upon the occurrence of any Event of Default specified in Section 6.1(k), above, and notwithstanding the lack of any declaration by the Collateral Agent under preceding clause, the entire unpaid Note Indebtedness, shall become automatically and immediately due and payable;

(c) the Collateral Agent shall, upon being directed to do so in writing by the 66 2/3% in Interest Purchasers, demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the Note Indebtedness due and payable;

(d) the Collateral Agent shall, if directed to do so by the 66 2/3% in Interest Purchasers (subject to the terms hereof), exercise any remedy permitted by this Agreement, or the Transaction Documents or at law or in equity; and

(e) during the continuance of any default described in Sections 6.1(a) or (b) and subject to the terms of Section 2.1(d) of the Stockholders’ Agreement, the 66 2/3% in Interest Purchasers shall have the rights set forth in Section 2.1(d) of the Stockholders’ Agreement.

If an Event of Default under Section 6.1(o) shall have occurred, the Company shall promptly issue to the Purchasers warrants to purchase $3,500,000 of Common Stock (the “Additional Warrants”). The Additional Warrants shall be issued to each Purchaser pro rata in such Purchaser’s Pro Rata Share. The Additional Warrants shall be in substantially the form of the

Warrants, except that the exercise price of the Warrants shall be the Conversion Price. Notwithstanding anything to the contrary herein, if Stockholder Approval occurs following an Event of Default, the Notes shall still convert automatically into shares of Series B Preferred Stock pursuant to the terms of this Agreement and the Notes.

6.3 Waiver of Defaults. No Event of Default shall be waived by the Purchasers except in a writing signed by an officer of the Collateral Agent with the consent of the 66 2/3% in Interest Purchasers in accordance with Section 15.8 hereof. No waiver of any Event of Default shall extend to any other or further Event of Default. The Company expressly agrees that this Section and Sections 15.11 or 15.12 may not be waived or modified by the Purchasers or the Collateral Agent by course of performance, estoppel or otherwise.

7. Affirmative Covenants. The Company covenants and agrees that it will, and, as applicable, it will cause each of the Subsidiaries to comply, until the final payment in full of the Note Indebtedness (provided that the covenants and agreements in Sections 7.1, 7.3, 7.4, 7.6 and 7.8 through 7.13 shall survive the final payment in full of the Note Indebtedness until the date that less than 10% of the Series B Preferred Stock issued upon conversion or the Notes or pursuant to this Agreement remain outstanding) with each of the following covenants.

7.1 Financial Statements. The Company shall furnish to the Collateral Agent and each Purchaser:

(a) As soon as practicable, and in any event by the date of filing thereof by the Company with the SEC pursuant to the Company’s reporting requirements under the 34 Act, the Company shall furnish to the Collateral Agent and each Purchaser Consolidated and Consolidating statements of income, cash flows and changes in stockholders’ equity of the Company for such fiscal year and a Consolidated and Consolidating balance sheet of the Company as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding calendar year. Such financial statements shall be accompanied by an opinion of independent certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Collateral Agent and each Purchaser. Such opinion shall be free of exceptions or qualifications not acceptable to the 66 2/3% in Interest Purchasers and in any event shall be free of any exception or qualification which is of “going concern” or like nature or which relates to a limited scope of examination. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with GAAP and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly in all material respects the financial position of the Company as of the end of such fiscal year and the results of its operations and its cash flows and changes in stockholders’ equity for such fiscal year, in conformity with GAAP; and

(b) As soon as practicable, and in any event by the date of filing thereof by the Company with the SEC pursuant to the Company’s reporting requirements under the 34 Act, the Company shall furnish to the Collateral Agent and each Purchaser unaudited Consolidated and Consolidating statements of income and cash flows of the Company for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited Consolidated and Consolidating balance sheet of the Company as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year. Such financial statements shall be certified by a Responsible Officer of the Company as presenting fairly in all material respects the financial position of the Company as of the end of such fiscal quarter and the results of its operations and its cash flows for such fiscal quarter, in conformity with GAAP (but without physical inventory), subject to normal and recurring year-end audit adjustments and the lack of complete footnotes.

7.2 Additional Certificates. The Company shall deliver to the Collateral Agent, (a) at the same time it delivers the same to the Senior Lender, any such additional certificates (including, without limitation borrowing base and non-default certificates) at such time specified therein that it is provided to such Senior Lender, and (b) until final payment in full of the Note Indebtedness, promptly following the end of each fiscal quarter, a certificate confirming its compliance with the covenants set forth in Section 8.1(a) and (b).

7.3 Certain Other Reports and Information. The Company shall deliver to the Collateral Agent and each Purchaser, within 30 days of issuance, all accountants’ management letters (including a management letter stamped “draft”) pertaining to, all other reports submitted by accountants in connection with any audit of, and all other reports from outside accountants with respect to, the Company and its Subsidiaries (and, in any event, any independent auditors’ annual management letters, if issued, will be delivered to the Collateral Agent and each Purchaser concurrently with the financial statements referred to in Section 7.1(a)).

7.4 Further Information; Further Assurances. The Company will, with reasonable promptness, provide to the Collateral Agent and each Purchaser such further assurances and additional information, reports and statements respecting its business, operations, properties and financial condition and respecting its Affiliates and investments, as the Collateral Agent and/or each Purchaser may from time to time reasonably request.

7.5 Notice of Certain Events. Promptly upon becoming aware of any of the following, the Company shall give the Collateral Agent notice thereof, together with a written statement of a Responsible Officer of the Company setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Company:

(i) Any Default.

(ii) Any pending action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Company or any of its Subsidiaries (or any such action, suit, proceeding or investigation threatened in writing).

(iii) Any material violation, breach or default by the Company or any of its Subsidiaries of or under any agreement or instrument material to its business, assets, properties, operations, condition, financial or otherwise (it being expressly understood and agreed that the Company need not provide notice to the Collateral Agent pursuant to this Section 7.5(iii) of the termination of any such agreement or instrument in accordance with its terms).

(iv) Any Pension-Related Event. Such notice shall be accompanied by: (A) a copy of any notice, request, return, petition or other document received by the Company or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including the Internal Revenue Service, the PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension Related Event, and (B) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500 Series), with attachments thereto, and the most recent actuarial valuation report, for such Plan.

(v) (A) Any Environmental Claim made or threatened in writing against the Company or any of its Environmental Affiliates, or (B) the Company’s becoming aware of any past or present acts, omissions, events or circumstances (including any Release, disposition, removal, abandonment or escape of any Hazardous Materials on, at, in, under, above, to, from or about any facility or property now or previously owned, operated or leased by the Company, its Subsidiaries or any of their respective Environmental Affiliates) which could form the basis of any such Environmental Claim, which Environmental Claim, in the case of either clause (A) or (B), if adversely resolved, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company.

(vi) (A) Any claim, action, investigation or audit brought or threatened overtly or in writing by or against the Company or a Subsidiary in connection with one or more Government Contracts or Government Bids, including, but not limited to, (v) a claim that the Company or a Subsidiary supplied defective, inaccurate, incomplete or out-of-date cost or pricing data, (w) a claim that the Company or a Subsidiary violated the Truth in Negotiations Act, as amended, the False Statements Act, as amended, or the False Claims Act, as amended, (x) an action to suspend or debar the Company or a Subsidiary or one of its officers or employees from eligibility for award of contracts with the Government, (y) any dispute under the Contract Disputes Act or between the Company or a Subsidiary, on the one hand, and a prime contractor, subcontractor or vendor, on the other hand, or (z) any termination or default notice, cure notice or show cause notice, or (B) the Company’s becoming aware of any past or present acts, omissions, events or circumstances which could form the basis of any claim, action, investigation or audit described by clause (A), which, in the case of either clause (A) or (B), if adversely resolved, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company.

7.6 Visitation; Verification. The Company and its Subsidiaries shall permit such Persons as each Purchaser or the Collateral Agent may designate from time to time to visit and inspect any of the properties of the Company and its Subsidiaries to examine their respective books and records and take copies and extracts therefrom and to discuss their affairs with their directors, officers, employees and independent accountants at such times and as often each Purchaser or the Collateral Agent may reasonably request; provided that prior to the occurrence and continuation of an Event of Default, (i) any such Person shall provide at least two days’ prior advance notice to the Company of its intention to visit or inspect any of the properties of the Company and its Subsidiaries; and (ii) all such visits or inspections shall be conducted during the normal business hours of the Company and without undue interference with the conduct of the Company’s business. Following and during the continuation of an Event of Default, the Company shall reimburse each Purchaser or the Collateral Agent as applicable for reasonable costs and expenses of all inspections and at all other times all such visits or inspections shall be at the sole cost and expense of the Purchasers. If any Purchaser or the Collateral Agent at any time has a reasonable basis to believe that there may be a violation of any federal, state or local laws, rules or regulations relating to or governing the use, storage, disposal, research or testing of anthrax and/or other biological or microbial agents which could reasonably be expected to have a Material Adverse Effect on the Company, then the Company shall, upon Collateral Agent’s or such Purchaser’s (as applicable) written request, (i) cause the performance of such environmental audits, and preparation of such environmental reports, at the Company’s expense, as Collateral Agent or such Purchaser may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Collateral Agent or such Purchaser and shall be in form and substance reasonably acceptable to Collateral Agent, and (ii) permit Collateral Agent or such Purchaser or their respective representatives to have access to all property for the purpose of conducting such environmental audits and testing. The Company shall reimburse Collateral Agent for the costs of such audits and tests.

Subject to the limitations required due to the nature of any classified work, contracts or customer relationships, the Collateral Agent and each Purchaser shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Company and its Subsidiaries from time to time, and the Company shall cooperate with Collateral Agent and each Purchaser in such verification. Without limitation of the foregoing, subject to limitations required due to the nature of any classified work, contracts or customer relationships, the Company hereby authorizes its officers, employees and independent accountants to discuss with each Purchaser and the Collateral Agent the affairs of the Company and its Subsidiaries.

7.7 Payment of Loan Obligations. The Credit Parties will duly and punctually pay all sums to be paid to the Collateral Agent in accordance with the terms and conditions of the Transaction Documents, and will comply with, perform and observe all of the terms thereof.

7.8 Insurance.

(a) The Company shall, and shall cause each of its Subsidiaries to (i) maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, workers’ compensation, casualties and contingencies and of such types and in such amounts as are customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated and naming the Collateral Agent as an additional insured and a loss payee, (ii) furnish to the Collateral Agent from time to time upon request copies of the policies under which such insurance is issued, original certificates of insurance and such other information relating to such insurance as the Collateral Agent may reasonably request, and (iii) provide such other insurance and endorsements as are required by this Agreement and the other Transaction Documents.

(b) The Company shall maintain in effect an errors and omissions insurance policy for the Company and its Subsidiaries with (i) coverage extending to all officers and directors of the Company, (ii) policy limits not less than those maintained by the Company and Subsidiaries on the date hereof, and (iii) deductibles not greater than those as are reasonable for companies engaged in the same or similar businesses and similarly situated.

7.9 Payment of Taxes and Other Potential Charges and Priority Claims. The Company shall, and shall cause each of its Subsidiaries to, pay or discharge:

(i) on or prior to the date on which material penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

(ii) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a material Lien upon any such property; and

(iii) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Credit Party in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced it need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

7.10 Preservation of Corporate Status. The Company shall, and shall cause each of its Material Subsidiaries to, maintain its status as a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and to be duly qualified to do business as a foreign entity and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary.

7.11 Governmental Approvals and Filings. The Company shall, and shall cause each of its Subsidiaries to obtain, keep and maintain in full force and effect all Governmental Approvals necessary in connection with or to facilitate the execution and delivery of this Agreement or any other Transaction Document, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof; provided, that the Company and the Subsidiaries shall not be required to obtain approvals in connection with the Assignment of Claims Act to the extent obtaining such approvals would constitute a Default (as defined in the Senior Credit Agreement) under the Senior Credit Agreement or a default under the Senior Credit Facility.

7.12 Maintenance of Properties. The Company shall, and shall cause each of its Material Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it (and make or cause to be made all needed and proper repairs, renewals, replacements and improvements thereto) which are necessary so that the business carried on in connection therewith may be properly conducted at all times and (b) maintain and hold in full force and effect all franchises, licenses, permits, certificates, authorizations, qualification, accreditations and other rights, consents and approvals (whether issued, made or given by a Governmental

Authority or otherwise), necessary to own and operate its properties and to carry on its business as presently conducted and as presently planned to be conducted, except for any failure to comply with any of the foregoing which would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. The Company shall not cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the property where such Release would violate in any respect, or form the basis for any Environmental Claims under, any Environmental Laws, where such Release could reasonably be expected to have a Material Adverse Effect on the Company.

7.13 Financial Accounting Practices. The Company shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain systems of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

7.14 Additional Credit Parties. As soon as practicable and in any event within 30 days after any Person becomes a direct or indirect Subsidiary of the Company, the Company shall provide the Collateral Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit Q, (b) so long as no Senior Indebtedness is outstanding, cause certificates representing all of the capital stock held by such Person to be delivered to the Collateral Agent (together with undated stock powers signed in blank) and pledged to the Collateral Agent pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Collateral Agent and (c) cause such Person to (i) if such Person has any Subsidiaries, (A) so long as no Senior Indebtedness is outstanding, deliver certificates representing all of the capital stock held by such Subsidiaries (together with undated stock powers signed in blank) to the Collateral Agent and (B) execute a pledge agreement in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Collateral Agent, and (ii) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, all in form, content and scope reasonably satisfactory to the Collateral Agent. In addition, at the request of the Collateral Agent, the Company will use reasonable efforts to obtain and deliver landlord’s waivers.

7.15 Maintenance of Certain Accounts with Collateral Agent. The Company and each Subsidiary Guarantor shall maintain all its primary operating accounts, including all depository accounts (time and demand), collection accounts and disbursement accounts, with the Senior Lender or, in the absence of a Senior Lender, with a bank selected by the Company and such bank shall enter into a control agreement with the Collateral Agent with respect to all of such accounts.

7.16 Future Subsidiaries. The Company shall promptly (but in any case within 10 days) notify the Purchasers of the creation or acquisition, whether by purchase, merger or otherwise, of any new Subsidiary and shall cause any such Subsidiary to execute and deliver to the Purchasers a Subsidiary Guarantee, a Pledge Agreement, if applicable, Mortgages, if applicable, and to become party to the Subsidiary Security Agreement, and to perform all of the obligations of a Subsidiary thereunder.

7.17 Stockholder Approval. As soon as practicable after the date hereof, the Company shall use its best efforts to hold a meeting of the Company’s stockholders in compliance with the rules of the SEC regarding proxies, consents and authorizations of stockholders in Section 14 of the 34 Act, and the rules and regulations promulgated thereunder and shall make all appropriate filings related thereto (including, without limitation, the filing of any effective proxy statement) with the SEC to give effect thereto, to approve (a) the conversion of the Notes into shares of Series B Preferred Stock, and the issuance of the shares of Series B Preferred Stock upon such conversion, (b) the exercise of the Warrants by the Purchasers and the subsequent issuance of Common Stock upon such exercise, and (c) the issuance of 20% or more of the shares of the Company’s Common Stock, issued or issuable upon conversion of the Series B Preferred Stock and the exercise of the Warrants. The Company shall use its best efforts to deliver to the Purchasers a copy of such proxy statement and any amendments and supplements thereto at least five days prior to the filing thereof with the SEC.

7.18 Covenant Relating to Company Option. So long as the Company Option is in effect in accordance with the Amended Charter, the holders of 100% of the Series A Preferred Stock and 100% of the Notes, or if the Notes have been converted, 100% of the Series B Preferred Stock, voting together as a single class, shall have the right to veto (i) any Company Acquisition and (ii) the issuance of any securities ranking senior to or pari passu with the Series A Preferred Stock or the Series B Preferred Stock, or convertible into securities ranking senior to or pari passu with the Series A Preferred Stock or the Series B Preferred Stock, with respect to voting, dividend, liquidation or redemption rights, including the issuance of subordinated debt. The Company shall give each holder of Series A Preferred Stock and the Notes or Series B Preferred Stock notice, in the form attached hereto as Exhibit R (the “Notice of Exercise”), of each event described in (i) and (ii) at least 15 days prior to the occurrence of such event. If such holders veto such event, the Company shall not permit such event to occur.

7.19 Transactions with General Electric Company or its Affiliates. The Company shall provide GE Asset Management Incorporated written notice no less than fifteen (15) days prior to the occurrence, to its knowledge after due inquiry, of any of the following events: (i) the issuance by the Company or any of its Subsidiaries of any securities (including, without limitation, any capital stock or notes, debentures or other indebtedness, exchangeable for capital stock) of such Person to General Electric Company or any of its Subsidiaries or Affiliates, or (ii) the grant by the Company or any of its Subsidiaries of any options, warrants or other rights to acquire any securities of such Person to General Electric Company or any of its Subsidiaries or Affiliates.

7.20 Company Acquisition Information. Prior to the consummation of a Company Acquisition, the Company shall provide the holders of Series A Preferred Stock and

Series B Preferred Stock with any information reasonably requested by such holders in connection with such Company Acquisition.

8. Negative Covenants. The Company covenants and agrees that, until the final payment in full of the Note Indebtedness, it will and will cause the Subsidiaries to comply with the covenants set forth below.

8.1 Financial Covenants. The Company hereby covenants to the Purchasers and the Collateral Agent as follows, which covenants shall be based upon the Consolidated financial statements of the Company:

(a) Total Funded Debt to EBITDA Ratio. The Company will maintain at all times on the last day of each fiscal quarter a Total Funded Debt to EBITDA ratio, measured quarterly, of not greater than the following:

Date hereof until June 30, 2004	4.7 to 1.0
July 1, 2004 until December 31, 2004	4.0 to 1.0
thereafter until payment in full of the Note Indebtedness or conversion of all of the Notes into equity securities	3.5 to 1.0

Notwithstanding the foregoing, if the Stockholder Approval occurs after June 30, 2004 but on or before September 30, 2004, then the Total Funded Debt to EBITDA ratio shall be 4.7 to 1.0 for the period from July 1, 2004 through September 30, 2004.

(b) Fixed Charge Coverage Ratio. The Company will maintain at all times on the last day of each fiscal quarter a Fixed Charge Coverage Ratio of not less than the following:

June 30, 2004	1.10 to 1.0
September 30, 2004	1.10 to 1.0
December 31, 2004 until payment in full of Note Indebtedness or conversion of all of the Notes into equity securities	1.20 to 1.0

The financial covenants referenced in this Section 8.1 shall be calculated and tested on a quarterly basis as of the last day of each quarter, for the four fiscal quarter periods then ended. Unless otherwise defined, all financial terms used in this Section 8.1 shall have the meanings attributed to such terms in accordance with GAAP (to the extent that such terms are defined by GAAP); provided, however, that for the avoidance of doubt, regardless of how the Series A Preferred Stock and the Series B Preferred Stock are characterized under GAAP, the Company’s Series A Preferred Stock and Series B Preferred Stock shall not constitute Indebtedness as defined in this Agreement.

8.2 Change of Operations. The Company shall not, and shall not permit any of its Subsidiaries to, change the general character of its business as conducted on the date hereof or as presently proposed to be conducted, or engage in any type of business not directly related to such business as presently and normally conducted or as presently proposed to be conducted.

8.3 Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its property, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following (“Permitted Liens”):

(a) Liens at any time granted in favor of the Senior Lenders;

(b) Liens pursuant to the Security Documents in favor of the Collateral Agent to secure the Note Indebtedness and the Series A Indebtedness;

(c) Liens arising from taxes, assessments, charges or claims described in Section 7.9 that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 7.9;

(d) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) worker’s compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

(e) Title exceptions or encumbrances granted in the ordinary course of business, affecting real property owned by the Company or any of its Subsidiaries, provided that such exceptions do not in the aggregate materially detract from the value of such property or materially interfere with its use in the ordinary conduct of the Company’s or such Subsidiary’s business;

(f) Liens with respect to judgments, attachments and the like which do not constitute Events of Default hereunder;

(g) Liens arising from leases or subleases granted to others which do not interfere in any material respects with the business of the Company or its Subsidiaries;

(h) Liens securing Indebtedness permitted by Section 8.4(e), provided, however, that such Liens shall only extend to the property financed by the Indebtedness securing the same; and

(i) Liens existing on the date hereof and specified on Section 3.6(a) of the Disclosure Schedule.

“Permitted Lien” shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law. Nothing in this Section 8.3 shall be construed to limit any other restriction on Liens imposed by the Security Agreement, with respect to the Series A Indebtedness or otherwise in the Transaction Documents.

8.4 Indebtedness and Guaranty Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness or Guaranty Obligations, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

(a) Senior Indebtedness;

(b) Indebtedness and Guaranty Obligations to or in favor of the Collateral Agent pursuant to this Agreement and the other Transaction Documents;

(c) Series A Indebtedness to or in favor of the Collateral Agent pursuant to the Series A Purchase Agreement;

(d) Indebtedness of the Company or any of its Subsidiaries existing on the date hereof and listed in Section 8.4 of the Disclosure Schedule (and extensions, renewals and refinancings thereof on terms no less favorable in any material respect than those existing before such extension, renewal or refinancing);

(e) Purchase money Indebtedness (including Capitalized Leases) hereafter incurred by the Company or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $500,000 during any fiscal year; (ii) such Indebtedness when incurred shall not exceed the purchase price of the assets(s) financed; and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f) Indebtedness that is expressly subordinate to the monetary obligations arising under this Agreement pursuant to a written subordination agreement in form and substance reasonably acceptable to the Purchasers;

(g) Contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(h) To the extent not mentioned above, accruals and accounts payable in the ordinary course of business not for borrowed money; and

(i) Intercompany Debt.

8.5 Loans, Advances and Investments. The Company shall not, and shall not permit any of its Subsidiaries to, make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

(a) Loans and investments existing on the date hereof and listed in Section 8.5 of the Disclosure Schedule (and extensions, renewals and refinancings thereof on terms no less favorable in any material respect than those existing immediately before such extension, renewal or refinancing);

(b) Receivables owing to the Company or any of its Subsidiaries arising from sales of inventory or services under usual and customary terms in the ordinary course of business;

(c) Advances to officers and employees of the Company to reimburse expenses incurred by such officers and employees in the ordinary course of business;

(d) Intercompany Debt;

(e) Cash Equivalent Investments; and

(f) Loans from the Senior Lender and the Purchasers to acquire the stock of Beta Analytics, Incorporated.

8.6 Dividends and Related Distributions. Company shall not, and shall not permit any of its Subsidiaries to, declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for dividends, required redemption payments payable to holders of Series A Preferred Stock or Series B Preferred Stock or to a Credit Party and on exercise or conversion of the Securities and securities issued pursuant to the Series A Purchase Agreement.

8.7 Sale-Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to remain in effect any transaction to which the Company or any of its Subsidiaries is a party involving the sale, transfer or other disposition by the Company or any of its Subsidiaries of any property, with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

8.8 Mergers, Acquisitions, etc. Other than Permitted Acquisitions, the Company shall not, and shall not permit any of its Subsidiaries to (a) merge with or into or consolidate with any other Person, provided, however, (i) the Company may merge or consolidate with any of its Subsidiaries provided that the Company is the surviving corporation, and (ii) any Credit Party (other than the Company) may merge or consolidate with any other Credit Party (other than the Company), (b) liquidate, wind-up, dissolve or divide (provided that the Company may permit the Subsidiaries, except the Material Subsidiaries and the Subsidiary Guarantors, to liquidate, wind-up, and dissolve), (c) acquire any capital stock (or other equity interest) of any Person or all or any substantial portion of the properties of any going concern or going line of business, or (d) agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

8.9 Dispositions of Properties. The Company shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any material part of its properties, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except (a) the Company and any of its

Subsidiaries may (i) sell inventory in the ordinary course of business, (ii) sell or dispose of equipment in the ordinary course of business that is obsolete or no longer useable by or no longer useful to the Company or such Subsidiary in its business or (iii) sell or exchange any equipment so long as the purpose of such sale or exchange is to acquire replacement items of equipment which are the functional equivalent of the items of equipment so sold or exchanged, and (b) the Company may sell all or any portion of the ABS Interest.

By way of illustration, and without limitation, it is understood that the following are dispositions of property subject to this Section 8.9: any disposition of accounts, chattel paper or general intangibles, with or without recourse. For purposes of this provision, any transaction involving the disposition of properties having a value in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) shall be deemed to be material. Nothing in this Section 8.9 shall be construed to limit any other restriction on dispositions of property imposed by the Security Agreement or otherwise in the Transaction Documents.

8.10 Dealings with Affiliates. Except for the sale of all or any portion of the ABS Interest, the Company shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with (including purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of such Company or Subsidiary, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, unless either (a) such transaction is entered into in good faith and on terms no less favorable to the Company or any such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s-length basis from an unrelated Person or (b) the board of directors of the Company or a Subsidiary (including a majority of the directors having no direct or indirect interest in such transaction) approves the same.

8.11 Limitation on Other Restrictions on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except for the Series A Purchase Agreement, the Transaction Documents and the Loan Documents (as such term is defined in the Senior Credit Agreement), that would prohibit the grant of any Lien upon any of its properties.

8.12 Limitation on Other Restrictions on Amendment of the Transaction Documents. The Company shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except for the Transaction Documents, that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Transaction Documents.

8.13 Avoidance of Other Conflicts. The Company shall not, and shall not permit any of its Subsidiaries to, violate or be in conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

(i) any Law,

(ii) its articles of incorporation or by-laws (or other constituent documents) in any material respect, or

(iii) any agreement or instrument to which it is a party or by which it is a party or by which it or any of its respective properties may be subject or bound,

which violation or conflict in clause (i) or (iii) above, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company.

9. Indemnification.

9.1 General Indemnification. The Company shall indemnify, defend and hold each Purchaser, its affiliates and their respective officers, directors, partners (general and limited), employees, agents, trustees, advisors (including, without limitation, attorneys, accountants and financial advisors), attorneys-in-fact, successors and assigns (each a “Purchaser Entity”) harmless from and against all Losses incurred or suffered by a Purchaser Entity as a result of, in connection with or related to the breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or any of the other Transaction Documents, except to the extent that such Losses are the result of the gross negligence, willful misconduct or fraud of such Purchaser Entity. Each Purchaser, severally and not jointly, shall indemnify, defend and hold the Company, its affiliates, their respective officers, directors, employees, agents, attorneys, successors and assigns (each a “Company Entity”) harmless against all Losses as a result of the breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement or any of the other Transaction Documents, except to the extent that such Losses are a result of the gross negligence, willful misconduct or fraud of such Company Entity.

9.2 Indemnification Principles. For purposes of this Section 9, “Losses” shall mean each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential to the extent provided in this Section 9.2), charges, judgments, fines, penalties, amounts paid in settlement, costs, expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts) and diminution in values of the Securities from the date hereof and only if the person making such a claim has sold such Securities prior to making such claim. Any payment (or deemed payment) by the Company to a Purchaser pursuant to this Section 9 shall be treated for federal income tax purposes as an adjustment to the price paid by such Purchaser for its respective Note pursuant to this Agreement. Each Purchaser and the Company hereby agrees that Losses shall not include punitive or consequential damages except to the extent that such Losses are the result of the gross negligence, willful misconduct or fraud of the party from whom the indemnification is being sought (the “Indemnifying Party”).

9.3 Claim Notice; Right to Defend. A party seeking indemnification (the “Indemnified Party”) under this Section 9 shall promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the Indemnifying Party a claim notice relating to such Loss (a “Claim Notice”). Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the Indemnifying Party unless such failure materially and adversely prejudices the Indemnifying Party. If such Loss relates to the commencement of any action or proceeding by a third person, the Indemnified Party shall give a Claim Notice to the Indemnifying Party regarding such action or proceeding and the Indemnifying Party shall be entitled to participate therein to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After the delivery of notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Section 9 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) in the event the Indemnifying Party has not assumed the defense thereof within 10 days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the Indemnifying Party or (iii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party. If any Indemnified Party employs such separate counsel it will not enter into any settlement agreement which is not approved by the Indemnifying Party, such approval not to be unreasonably withheld. If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party. In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof.

9.4 Limitations on Indemnification. Other than with respect to any indemnification claim made with respect to Losses arising from a claim, action or proceeding by a third Person pursuant to this Section 9, for which indemnification obligations hereunder shall be unlimited, neither Company nor any Purchaser shall have any indemnification payment obligations with respect to Section 9.1 for Losses in excess of the aggregate Purchase Price paid for the Shares and Notes sold under this Agreement.

9.5 Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third Person in respect of the Losses to which the payment related. Without limiting the generality of any other provision hereof, each such

Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

9.6 No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, neither Company nor any Purchaser shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or any Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other Transaction Document. Furthermore, in the event any Losses related to a claim by an Indemnified Party are covered by insurance, the Indemnified Party agrees to use commercially reasonable efforts to seek recovery under such insurance and the Indemnified Party shall refund to the Indemnifying Party amounts of insurance actually received up to the amount of indemnification payments actually received with respect to such Losses to the extent the Indemnified Party recovers from the insurance.

9.7 Mitigation. The Company and each Purchaser each agrees to use reasonable efforts to mitigate any Loss which forms the basis of a claim under this Section 9.

10. Certain Definitions. For the purposes of this Agreement the following terms will have the following meanings:

“ABS Interest” shall mean all or a majority of the Company’s interest in Advanced Biosystems, Inc., its wholly-owned subsidiary.

“Additional Warrants” shall have the meaning ascribed to it in Section 6.2.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed to it in the preliminary paragraph.

“Amended Charter” shall have the meaning ascribed to it in Section 3.2.

“Approval” shall have the meaning ascribed to it in Section 15.8(a).

“Associate” shall have the meaning ascribed to it in Section 3.10(a).

“Beta Financial Statements” shall have the meaning ascribed to it in Section 3.22(b).

“Break Up Fee” shall have the meaning ascribed to it in Section 15.17(a).

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of New York or any other day on which banking institutions are authorized to close in New York City.

“Bylaws” shall have the meaning ascribed to it in Section 3.2.

“Capital Expenditures” shall mean, for any period and with respect to any Person, all expenditures during such period by such Person which would be classified as capital expenditures in accordance with GAAP or are made in property which are the subject of a Synthetic Lease to which such Person becomes a lessee party during such period.

“Capital Lease” of any Person shall mean any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time.

“Capital Lease Obligations” shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capital Lease.

“Cash Equivalent Investments” shall mean any of the following: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of one year from the date of acquisition, (b) commercial paper maturing not in excess of one hundred and eighty (180) days from the date of acquisition and rated “P-1” by Moody’s Investors Service or “B” by Standard & Poor’s Corporation on the date of acquisition, and (c) the following obligations of any domestic commercial bank having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of one (1) year from the date of acquisition, or (ii) repurchase obligations with a term of not more than 30 days for underlying securities of the type referred to in clause (a) above. In no event shall any investment as to which the Company is an issuer or a direct or indirect obligor be deemed a Cash Equivalent Investment.

“Certificate of Designations” shall have the meaning ascribed to it in Section 3.2.

“Claim Notice” shall have the meaning ascribed to it in Section 9.3.

“Closing” shall mean the First Closing or a Subsequent Closing, as applicable.

“Closing Date” shall mean the First Closing Date or a Subsequent Closing Date, as applicable.

“Code” shall have the meaning ascribed to it in Section 3.16.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Purchasers is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Transaction Documents, or otherwise.

“Collateral Agent” shall have the meaning ascribed to it in Section 2.5.

“Collateral Documents” shall mean the Security Agreements, the Subsidiary Guarantees, the Mortgages, the Pledge Agreements and all of the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by Company or any Subsidiary in favor of the Collateral Agent for the benefit of the Purchasers and delivered to the Collateral Agent, as security for the Note Indebtedness, in each case as of the Closing Date or, from time to time, subsequent thereto, in connection with such Security Agreements, the Guarantees, the Mortgages, the Pledge Agreements, this Agreement and the other Transaction Documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Company” shall have the meaning ascribed to it in the preliminary paragraph.

“Company Acquisition” shall have the meaning ascribed to it in Section 1.1I.

“Company Option” shall have the meaning ascribed to it in Section 1.1I.

“Company Business Plan” shall have the meaning ascribed to it in Section 3.21.

“Company Employee Plans” shall have the meaning ascribed to it in Section 3.15.

“Company Entity” shall have the meaning ascribed to it in Section 9.1.

“Company Software” shall have the meaning ascribed to it in Section 3.9(b).

“Company Product” shall have the meaning ascribed to it in Section 3.31.

“Common Stock” shall have the meaning ascribed to it in the recitals.

“Consolidated” or “Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to consolidated financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

“Controlled Group Member” shall mean each trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 4001(a)(14) or 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Conversion Price” shall have the meaning ascribed to such term in the Certificate of Designations.

“Conversion Shares” shall have the meaning ascribed to it in Section 3.3.

“Credit Parties” shall mean the Company and each of the Subsidiary Guarantors.

“Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, including without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit, obligations in respect of purchasers acceptances, provided, however that for purposes of calculating the aggregate Debt of such Person and its Subsidiaries (if any), the direct and indirect and absolute and contingent obligations of such Person (whether direct or contingent) shall be determined without duplication.

“Default” shall mean an event which, with the passage of time or giving of notice, will constitute an Event of Default.

“Disclosure Schedule” shall have the meaning ascribed to it in Section 2.4.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“EBITDA” for any period shall mean the net earnings (or loss) after taxes of the Company for such period, (a) plus the sum of (i) the Interest Expense of the Company for such period to the extent deducted in calculating net earnings for such period, (ii) all charges against income for foreign, federal, state and local income taxes of the Company for such period, to the extent deducted in calculating net earnings for such period, (iii) the aggregate depreciation expense of the Company for such period, (iv) the aggregate amortization expense of the Company for such period, (v) losses from discontinued operations and extraordinary items, (vi) the United States Department of Justice Debt paid in the amount of $538,138, and (vii) all other non-cash charges deducted in determining such net earnings, (b) minus the sum of (i) income from discontinued operations and extraordinary items and (ii) all non-cash items (other than accrual basis revenues) included in determining such net earnings, all as determined on a Consolidated basis in accordance with GAAP.

“Environmental Affiliate” shall mean, with respect to any Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

“Environmental Claim” shall mean, with respect to any Person, any action, suit, proceeding, notice, claim, complaint, demand, request for information or other communication (written or oral) against, of or to such Person by or from any other Person (including any Governmental Authority, citizens’ group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of or liability under any Environmental Laws or (b) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by such Person.

“Environmental Laws” shall have the meaning ascribed to it in Section 3.19.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“ESOP” shall have the meaning ascribed to it in Section 3.33.

“Event of Default” shall mean each of the Events of Default specified in Section 6.1 hereof.

“Financial Statements” shall have the meaning ascribed to it in Section 3.22.

“First Closing” shall have the meaning ascribed to it in Section 1.3.

“First Closing Date” shall have the meaning ascribed to it in Section 1.3.

“Fixed Charge Coverage Ratio” for any twelve-month period shall mean the ratio of (a) EBITDA minus Capital Expenditures and cash taxes for such period to (b) Fixed Charges for such period.

“Fixed Charges” for any period shall mean the sum of (a) Interest Expense for such period, plus (b) preferred stock cash dividends actually paid or required to be paid, plus (c) the aggregate amount of all non-compete payments made by the Company for such period, plus (d) without duplication, scheduled payments of principal on Indebtedness and Capital Lease Obligations of the Company for such period, all as determined on a Consolidated basis in accordance with GAAP.

“GAAP” shall have the meaning ascribed to it in Section 3.22.

“Government” shall mean the government of the United States of America, its agencies and instrumentalities.

“Governmental Approval” shall mean any approval, order, consent, waiver, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Government Bid” shall mean any offer to sell made by the Company or a Subsidiary prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been issued 30 days or more prior to the date of this Agreement.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind, between the Company or a Subsidiary on one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to a contract with a Governmental Authority if such subcontractor is acting in its capacity as a subcontractor, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government

Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Guaranty Obligations” shall mean with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collections) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefore, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be in amount equal to the outstanding principal amount of the Indebtedness in respect of which Guaranty Obligation is made.

“Hazardous Material” shall mean any element, compound, substance or other material (including, without limitation, any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint, polychlorinated biphenyls, radioactive material or radon.

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Indebtedness” of a Person shall mean:

(a) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person (other than trade payables and accrued liabilities in the ordinary course);

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person for the deferred purchase price of property or services;

(d) all obligations secured by a Lien on property owned by such Person, whether or not assumed (except inchoate Liens securing obligations not yet due and payable); and all Capital Lease Obligations or obligations under Synthetic Leases (without regard to any limitation on the rights and remedies of the holder of such Lien or the lessor under such Capital Lease or Synthetic Lease to repossession or sale of such property);

(e) the face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other payment or monetary indemnification obligations of such Person associated with such letters of credit or draws thereon;

(f) All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; and

(g) all obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement.

“Indemnified Party” shall have the meaning ascribed to it in Section 9.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 9.2.

“Intercompany Debt” shall mean any indebtedness owing by a Credit Party to another Credit Party.

“Intercreditor Agreement” shall have the meaning ascribed to it in Section 2.3.

“Interest Expense” for any period shall mean the total cash interest expense of the Company (including amortization of deferred financing fees, premiums or interest rate protection agreements and original issue discounts) for such period determined in accordance with GAAP.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Junior Intercreditor Agreement” shall have the meaning ascribed to it in Section 2.2.

“Knowledge” shall mean with respect to the Company, the actual knowledge of Sterling E. Phillips, Jr., Ronald Alexander, Deborah Hickox, Elisa Rivera, Julie Holt, Donald Jewell, Michael Stolarik, Steve Dolbey, Heinz Wimmer and Charlie Floyd.

“Law”, with respect to any Person, shall mean such Person’s certificate of incorporation or other organizational documents, its by-laws and any foreign, federal, state or local law, statute, rule, regulation, ordinance, code, directive, writ, injunction, decree, judgment or order applicable to such Person.

“Losses” shall have the meaning ascribed to it in Section 9.2.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Material Adverse Effect” shall mean, with respect to any Person, an effect which is materially adverse to the business, assets, properties, operations, results of operations, or condition (financial or otherwise) of such Person individually or of such Person and its Subsidiaries taken as a whole.

“Material Contracts” shall have the meaning ascribed to it in Section 3.10.

“Material Credit Party” shall have the meaning ascribed to it in Section 6.1(k).

“Material Subsidiary” shall mean, at any time, each Subsidiary of the Company other than those that are not party to any Material Contract or are not conducting any business operations at such time and which on the date hereof are Advanced Biosystems, Inc., Sycom Services, Inc., and Beta Analytics, Incorporated.

“Maturity Date” with respect to any Note shall mean the date 120 days following the date of issuance thereof; provided, however, that if the SEC reviews the Company’s filings seeking Stockholder Approval, 180 days following the date of issuance thereof.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated October 31, 2001 among Analex Corporation, the sellers identified therein, Analex Corporation Employee Stock Ownership Plan and Trust and the Company.

“Mortgages” shall mean all mortgages executed and delivered after the date hereof by the Company, any Subsidiary or any Person who becomes a Subsidiary after the date hereof, executed and delivered to the Collateral Agent on behalf of the Purchasers as of the date hereof by the Company and other Material Subsidiaries granting the Collateral Agent and the Purchasers first priority Liens, subject to the Intercreditor Agreement and Liens existing on the date of such Mortgage, on all of the real property owned by the Company and each of the Material Subsidiaries subject only to the Liens held by the Banks, Permitted Liens and such other encumbrances as are acceptable to the Collateral Agent and the Purchasers.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any Controlled Group Member has or had an obligation to contribute.

“New Securities” shall have the meaning ascribed to it in Section 4.2.

“Notes” shall have the meaning ascribed to it in the recitals.

“Note Indebtedness” shall mean without duplication principal, interest, fees, expenses and other charges related to the Collateral Documents and the Notes whether arising under the Collateral Documents or the Notes or under Section 15.7 hereof (other than the last sentence of Section 15.7), and indemnification obligations with respect to any of the foregoing, whether direct or indirect, absolute or contingent, of the Company to any of the Purchasers or to the Collateral Agent, in any manner and at any time, whether evidenced by the Notes or arising under this Agreement, due or hereafter to become due, now owing or that may be hereafter be incurred by Company to, any of the Purchasers or by the Collateral Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidation, amendments, renewals, replacements, substitutions or extensions of any of the foregoing.

“Notice of Exercise” shall have the meaning ascribed to it in Section 7.18.

“Options” shall have the meaning ascribed to it in Section 3.4.

“Original Intercreditor Agreement” shall mean the Intercreditor and Subordination Agreement dated December 9, 2003, among the Company, Bank of America, N.A. and certain Purchasers.

“Original Pledge Agreement” shall mean the Pledge Agreement dated as of December 9, 2003, among the Pledgors named therein, the Pledgees named therein and the Collateral Agent.

“Original Security Agreement” shall mean the Security Agreement dated as of December 9, 2003, among the Company, the Lenders named therein and the Collateral Agent.

“Original Subsidiary Guarantee” shall mean the Subsidiary Guarantee dated as of December 9, 2003, among the Subsidiary Guarantors named therein and the Lenders named therein.

“Original Subsidiary Security Agreement” shall mean the Subsidiary Security Agreement dated as of December 9, 2003 among the Subsidiaries named therein, the Lenders named therein and the Collateral Agent.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

“Pension-Related Event” shall mean any of the following events or conditions:

(a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of Law (including any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA), or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

(b) The PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

(c) Any Reportable Event occurs with respect to a Plan;

(d) Any action occurs or is taken which would reasonably be expected to result in the Company or any Controlled Group Member becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including seller liability incurred under Section 4204(a)(2) of ERISA), or the Company or any Controlled Group

Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability;

(e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or the Company or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan, or (iii) the Company or any Controlled Group Member fails to pay the PBGC premium with respect to a Plan when due and it remains unpaid for more than 30 days thereafter; or

(f) There occurs any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving a Plan.

“Permits” shall have the meaning ascribed to it in Section 3.8.

“Permitted Acquisition” shall mean one or a series of related acquisitions (whether by asset purchase, stock purchase, merger, consolidation or otherwise) involving the payment by the Company and one or more Subsidiaries of consideration of less than $10 million and the acquisition of Beta Analytics, Incorporated

“Permitted Liens” shall have the meaning ascribed to it in Section 8.3.

“Person” shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Plan” shall mean (a) any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which the Company or any Controlled Group Member is or has been within the preceding five years a “contributing sponsor” within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of the Company or any Controlled Group Member and (b) any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to Title I of ERISA by reason of Section 4 of ERISA and is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, of which the Company or any Controlled Group member is or has been within the preceding five years an employer liable for contributions within the meaning of Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or which is or has been within the preceding five years maintained for employees of the Company or any Controlled Group Member.

“Pledge Agreement” shall mean the Original Pledge Agreement as amended by the Pledge Agreement Amendment, and all pledge agreements executed and delivered after the Closing Date, pursuant to which Company and any Subsidiary grants to the Collateral Agent and the Purchasers a first priority security interest (subject to the rights of Senior Lenders) in all of the issued and outstanding stock of its Subsidiaries, as may be amended from time to time.

“Pledge Agreement Amendment” shall have the meaning ascribed to it in Section 2.2.

“Principal Amount and Purchase Price”, with respect to each Purchaser, shall mean the amount set forth next to such Purchaser’s name on Schedule I hereto.

“Pro Rata Share” shall have the meaning ascribed to it in Section 15.17.

“Proprietary Rights” shall have the meaning ascribed to it in Section 3.9.

“Purchaser(s)” shall have the meaning ascribed to it in the preliminary paragraph.

“Purchaser Entity” shall have the meaning ascribed to it in Section 9.1.

“Purchase Price” shall have the meaning ascribed to it in Section 1.1(a).

“Purchase Price Percentage” with respect to each Purchaser, shall mean the percentage set forth opposite such Purchaser’s name under the heading “Purchase Price Percentage” on Schedule I hereto.

“Registration Rights Agreement” shall have the meaning ascribed to it in Section 5.1(i).

“Release” shall mean any past or present release, spill, leak, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping.

“Reportable Event” shall mean (a) a reportable event described in Section 4043 of ERISA and regulations thereunder, (b) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (c) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4063(e) of ERISA, or (d) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).

“Responsible Officer” shall mean the Chief Executive Officer, Chief Operating Officer, Vice President of Finance or Chief Financial Officer of the Company.

“Restrictive Covenant” shall have the meaning ascribed to it in Section 15.19.

“SEC” shall have the meaning ascribed to it in Section 3.21.

“Securities” shall mean, collectively, the Notes, the Shares, the Warrants and the Additional Warrants, if any, issued pursuant to this Agreement.

“Securities Act” shall have the meaning ascribed to it in Section 3.10.

“Security Agreement” shall mean the Original Security Agreement as amended by the Security Agreement Amendment, and all other security agreements executed and delivered after the Closing Date by any Person which becomes a Subsidiary after the Closing Date, pursuant to which Company and each Subsidiary grants to the Collateral Agent and Purchasers a first priority security interest, to the extent therein provided, subject to the Liens existing on the date of such security agreements, in all of the Collateral described herein.

“Security Agreement Amendment” shall have the meaning ascribed to it in Section 2.2.

“Senior Credit Agreement” shall have the meaning ascribed to it in Section 2.3.

“Senior Credit Facility” shall mean, at any time, the credit facility evidencing Senior Indebtedness.

“Senior Debt” shall mean as of any date of determination all Total Debt as of such date less the Note Indebtedness and all Subordinated Debt.

“Senior Indebtedness” means Indebtedness and obligations under the Senior Credit Facility in effect on the date hereof, and Indebtedness under any future Senior Credit Facility so long as such future Senior Credit Facility consists of (a) borrowings determined on the basis of not more than 90% of the Company’s accounts receivable, even though such facility may be secured by all of the Company’s assets, (b) an additional amount not to exceed $1 million and (c) only one Senior Credit Facility is in effect at any time.

“Senior Lender” means each holder of Senior Indebtedness.

“Series A Indebtedness” shall mean without duplication principal, interest, fees, expenses and other charges related to the Series A Notes whether arising under the Series A Notes or under the Series A Purchase Agreement, and indemnification obligations with respect to any of the foregoing, whether direct or indirect, absolute or contingent, of the Company to any of the holders of the Series A Notes or to the Collateral Agent, in any manner and at any time, whether evidenced by the Series A Notes or arising under the Series A Purchase Agreement, due or hereafter to become due, now owing or that may be hereafter be incurred by Company to, any of the holders of the Series A Notes or by the Collateral Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidation, amendments, renewals, replacements, substitutions or extensions of any of the foregoing.

“Series A Notes” shall mean those certain secured subordinated promissory notes issued to certain Purchasers pursuant to the Series A Purchase Agreement.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, $.02 par value per shares.

“Series A Purchase Agreement” shall mean that certain Subordinated Note and Series A Preferred Stock Purchase Agreement, dated as of July 18, 2003, between the Company, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

“Series B Original Issue Price” shall have the meaning ascribed to it in the Certificate of Designations.

“Series B Preferred Stock” shall have the meaning ascribed to it in the recitals.

“Shares” shall have the meaning ascribed to it in recitals.

“66 2/3% in Interest Purchasers” shall mean the Purchasers owning Securities, the original purchase price of which constitutes at least 66 2/3% of the dollars invested by all of the Purchasers in all of the then outstanding Securities.

“Stock Payment” by any Person shall mean any dividend, distribution, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefore) of such Person, including any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefore) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

“Stockholders’ Agreement” shall have the meaning ascribed to it in Section 5.1(i).

“Stockholder Approval” shall have the meaning ascribed to it in the second recital.

“Subordinated Debt” shall mean Debt of Company or a Subsidiary which has been subordinated in right of payment and priority to the Note Indebtedness, all on terms and conditions satisfactory to the Collateral Agent and the Purchasers.

“Subsequent Closing” shall have the meaning ascribed to it in Section 1.3.

“Subsequent Closing Date” shall have the meaning ascribed to it in Section 1.3.

“Subsequent Closing Amount”, with respect to each Purchaser, shall mean the amount set forth next to such Purchaser’s name on Schedule II hereto, which shall be an aggregate of $25,000,000 multiplied by such Purchaser’s Purchase Price Percentage.

“Subsidiary(ies)” shall mean any other corporation, limited liability company, association, joint stock company, joint venture or business trust of which, as of the date hereof or hereafter, (i) more than fifty percent (50%) of the outstanding voting stock, share capital or other equity interests is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or (ii) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Company’s Subsidiary(ies).

“Subsidiary Guarantee” shall have the meaning ascribed to it in Section 2.4.

“Subsidiary Guarantee Amendment” shall have the meaning ascribed to it in Section 2.4.

“Subsidiary Guarantor(s)” shall have the meaning ascribed to it in Section 2.4.

“Subsidiary Security Agreement” shall have the meaning ascribed to it in Section 2.2.

“Subsidiary Security Agreement Amendment” shall have the meaning ascribed to it in Section 2.2.

“Supermajority Purchasers” shall mean the Purchasers owning Securities, the original purchase price of which constitutes at least 75% of the dollars invested by all of the Purchasers in all of the then outstanding Securities.

“Synthetic Lease” shall mean any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where the transaction is considered Indebtedness for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“34 Act” shall have the meaning ascribed to it in Section 3.21.

“Total Funded Debt” shall mean all Indebtedness (excluding Indebtedness consisting of obligations described in item (g) of the definition of Indebtedness), plus contingent and unconditional earn-out liabilities and contingent and unconditional non-compete liabilities, excepting (i) any cash bonus payments to employees of the Company related to the Expendable Launch Vehicle Integrated Services contract with NASA until such cash bonus payments are earned, (ii) any contingent earn-out payments related to Borrower’s acquisition of the stock of Beta Analytics, Incorporated until such earn-out payments are earned, and (iii) any contingent earn-out payments related to any acquisition of Company which closes after Closing Date and is consented to by the Senior Lender until such earn-out payments are earned.

“Transaction Documents” shall mean, collectively, this Agreement, the Securities, the Security Agreement, the Subsidiary Security Agreement, the Subsidiary Guarantee, the Pledge Agreement, the Mortgages, the Intercreditor Agreement, the Amended Charter, the Bylaws, the Stockholders’ Agreement, the Registration Rights Agreement, the Co-Sale Agreement and all other agreements and instruments and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended from time to time.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time in the State of Delaware.

“Warrant(s)” shall have the meaning ascribed to it in the recitals.

11. Post-Closing Covenants.

11.1 Registration of Common Stock Underlying Securities. Subject to the terms of the Registration Rights Agreement, the Company shall file with the SEC within 30 days following the conversion of the Notes a registration statement in respect of the Common Stock (i) underlying the Shares or (ii) underlying the shares of Series B Preferred Stock issuable upon conversion of the Notes, as applicable and (iii) issuable upon exercise of the Warrants and the Additional Warrants, if any, and shall use its reasonable best efforts to cause such registration statement to become effective within 90 days of the Closing Date and to remain effective until all of such Common Stock is sold or the Purchasers are entitled to sell all of such unsold Common Stock under Rule 144(k) or any successor provision without any limitation on the number of shares that may be sold at any time.

11.2 Filing of Financing Statements. If the Stockholder Approval has not occurred prior to the First Closing Date, the Company shall have filed, within 10 days of the First Closing Date, appropriately completed and duly executed copies of copies of (i) financing statements on Form UCC-1 with respect to the assets of Beta Analytics, Incorporated and (ii) if necessary, amendments to the financing statements on Form UCC-1 previously filed with respect to the Collateral, each to be filed with the Secretary of State of the State of Delaware in form and substance reasonably satisfactory to the Purchasers and shall provide evidence to the Collateral Agent of such filing.

11.3 Filing of Patent, Trademark and Copyright Recordation Forms. If the Stockholder Approval has not occurred prior to the First Closing Date, the Company shall have filed, within 90 days of the First Closing Date, (i) recordation forms with the United States Patent and Trademark Office with respect to the assets of Beta Analytics, Incorporated and (ii) if necessary, amendments of the recordation forms previously filed with respect to the Collateral with the United States Patent and Trademark Office to secure the Purchasers’ security interest in the Patents and Trademarks pledged as Collateral (as such term is defined in the Security Agreement) in the Security Agreement and with the United States Copyright Office to perfect the Purchasers’ security interest in the Copyrights pledged as Collateral in the Security Agreement, in each case in form and substance reasonably satisfactory to the Purchasers.

11.4 Insurance Coverage. If and to the extent that the liability of the Company disclosed in item 1 of Section 3.10(a) of the Disclosure Schedule, is not covered by the Company’s existing insurance described in Section 3.6(b) of the Disclosure Schedule, the Company shall obtain, within 60 days of the Closing Date, and provide to the Purchasers evidence of coverage for such liability, if and to the extent that such coverage is commercially available.

12. Transferability. Subject to the Co-Sale Agreement, each Purchaser may transfer the Shares, Notes, Warrants and Additional Warrants, shares of Series B Preferred Stock issuable upon conversion of the Notes and the shares of Common Stock issuable upon exercise of the Warrants and Additional Warrants, if any, and conversion of the Series B Preferred Stock, and the rights and obligations attached thereto, so long as (a) any such transfer(s) comply with applicable securities laws and (b) unless such securities have been registered under any applicable securities laws and transferred pursuant to a non-private, open market transaction on the securities exchange on which the Company’s Common Stock is listed, if such transferee is not a United States citizen or an entity formed under the laws of a U.S. jurisdiction, such Purchaser obtains the Company’s consent for such transfer (which shall not be unreasonably withheld).

13. Board Observer. The Company agrees that each of General Electric Pension Trust and New York Life Investment Management shall have one non-voting observer of the Board and any committee thereof, in accordance with Section 2.1 of the Stockholders’ Agreement.

14. Pre-First Closing Covenants.

14.1 Operation of Business Prior to Closing. The Company shall operate its business and the business of its Subsidiaries in the ordinary course and in a manner consistent with past practices between the date hereof and the First Closing Date.

14.2 Government Contracts and Government Bids. From the date hereof until the First Closing Date, the Company and each Subsidiary shall notify the Purchasers within five days of the date on which it:

(a) enters into or amends any (i) Government Contract involving annual expenditures or liabilities in excess of $100,000 or (ii) purchase or task order under existing Government Contract, involving annual expenditures or liabilities in excess of $150,000 or which is not cancelable within six months without penalty, cost or liability or which is otherwise material to the Company; or

(b) submits any new Government Bid which, if accepted, is expected to result in a loss to the Company or would result in a Government Contract with a backlog value in excess of (i) $100,000, if a new Government Bid, or (ii) $150,000, if a purchase or task order under an existing Government Contract.

14.3 Restriction on Issuance of Capital Stock. From the date hereof until the First Closing Date, the Company shall not authorize the issuance of any capital stock of the Company except for shares of capital stock issuable (i) upon the exercise of Options and warrants outstanding as of the date hereof, as set forth in Section 3.4, or granted after the date hereof and approved by the Board of Directors of the Company and (ii) as consideration for the acquisition of Beta Analytics, Incorporated

14.4 Preemptive Rights. To the extent that any Purchaser has or holds preemptive rights, such Purchaser hereby waives any and all preemptive rights that it may have with respect to Securities issued or issuable pursuant to this Agreement.

14.5 Consent of Series A Holders. By its execution below, each of Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. hereby consent to the transactions contemplated by this Agreement and the other Transaction Documents, as required by the Amended Charter and the Series A Purchase Agreement.

15. Miscellaneous.

15.1 Survival of Representations and Warranties. The representations and warranties of the Company and Purchasers contained in or made pursuant to this Agreement (other than those made in Sections 3.16 and 3.19) shall survive the execution and delivery of this Agreement and the other Transaction Documents and the Closing until April 30, 2006 and the representations and warranties of the Company made in Sections 3.16 and 3.19 shall survive the execution and delivery of this Agreement and the other Transaction Documents and the Closing for a period of six months after the applicable statute of limitations has expired, and, in each case, such representations and warranties shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchasers or the Company.

15.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding the application of any conflicts of laws principles which would require the application of the laws of another state.

15.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

15.6 Notices. All notices and other communications required or permitted hereunder shall be in writing. Notices shall be delivered personally, via recognized overnight courier (such as Federal Express, DHL or Airborne Express) or via certified or registered mail. Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices shall be addressed as follows:

(a) if to a Purchaser, to such Purchaser’s address set forth on Schedule I hereto, or at such other address or facsimile number as such Purchaser shall have furnished to the Company in writing, with a copy to Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022, Attention: E. Ann Gill, facsimile number (212) 829-2299 or

(b) if to the Company, to Analex Corporation, 5904 Richmond Highway, Suite 300 Alexandria, Virginia 22303, Attention: Chief Executive Officer, facsimile number (703) 329-8187, or at such other address or facsimile number as the Company shall have furnished in writing to the Purchasers, with a copy to Holland and Knight LLP, 2099 Pennsylvania Avenue, N.W., Suite 100, Washington, D.C. 20006, Attention: William J. Mutryn, facsimile number (202) 955-5564.

All notices shall be effective upon receipt.

15.7 Expenses. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby and shall reimburse the Purchasers for the reasonable out-of-pocket expenses (including legal fees and disbursements paid to counsel to the Purchasers), which the Purchasers have incurred with respect to the negotiation, execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby in an amount not exceeding three hundred thousand dollars ($300,000) with respect to the First Closing. The Company shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by the Purchasers in connection with any Subsequent Closing and the enforcement of this Agreement and the Transaction Documents and in connection with any filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, that may be incurred by the Purchasers as a result of the purchase or ownership of the Securities. The Company shall pay all reasonable expenses incurred by the directors designated pursuant to Section 2.1(a), (b) and (c) of the Stockholders’ Agreement in connection with their attendance at meetings of the Company’s Board of Directors (including all reasonable travel and lodging expenses related thereto).

15.8 Amendments and Waivers. (a) Subject to the terms of Sections 15.8(b) and (c), and except to the extent expressly provided in Section 9, to the extent that (i) the terms of this Agreement require a Credit Party to obtain the consent or approval of the Purchasers, (ii) the terms of this Agreement require or permit a Credit Party to take any action, including but not limited to declaring a payment default or other Event of Default, (iii) a Credit Party seeks an amendment to or termination of any of the terms of this Agreement, or (iv) a Credit Party seeks a waiver of any right to the Purchasers under this Agreement, such consent, approval, action, termination, amendment or waiver (each, an “Approval”) shall be made by the 66 2/3% in Interest Purchasers.

(b) Notwithstanding anything to the contrary contained in Section 15.8(a), the Purchasers shall not, without the prior written consent and approval of at least the Supermajority Purchasers, amend, modify, terminate or obtain a waiver of any provision of this Agreement, which will have the effect of (i) reducing the principal amount of any Notes or of any payment required to be made to the holders thereof, or modifying the terms of a payment or prepayment thereof or (ii) reducing the rate or extending the time for payment of interest under any Notes or (iii) releasing any Collateral.

(c) Notwithstanding anything to the contrary contained in Section 15.8(a), following a default pursuant to Section 6.1(a) hereof (a) each holder shall be permitted to exercise all of its rights and remedies under this Agreement, the Note held by such holder, and the Transaction Documents individually, and (b) the Company shall be required to seek any and all consents, approvals, waivers, terminations or amendments pursuant to this Agreement from each such holder individually, as provided in this Agreement. Each Purchaser agrees that, for the benefit of the other holders, any proceeds received by such holder as a result of the exercise of rights and remedies under this Agreement pursuant to this Section 15.8(c) will be divided, pro rata, among all holders of the Notes.

15.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

15.10 Entire Agreement. Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in the Transaction Documents and acknowledges that it has not executed the Transaction Documents in reliance upon any such promises, representations, understandings or warranties not contained herein or therein and that the Transaction Documents supersede all prior agreements and understandings between the parties with respect thereto. There are no promises, covenants or undertakings other than those expressly set forth or provided for in the Transaction Documents.

15.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

15.12 Facsimile Signatures. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to deliver promptly an original counterpart to each party to whom the faxed signature page was sent.

15.13 Other Remedies. In addition to those remedies specifically set forth herein and in the Transaction Documents, if any, each party may proceed to protect and enforce its rights under this Agreement and the Transaction Documents either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or in the Transaction Documents. No right or remedy conferred upon or reserved to any party under this Agreement or the Transaction Documents is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given under this Agreement and the Transaction Documents or now and hereafter existing under applicable law.

15.14 Further Assurances. At any time or from time to time after the Closing, the Company, on the one hand, and the Purchasers, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby relating to the purchase contemplated herein and to otherwise carry out the intent of the parties hereunder.

15.15 Exchanges; Lost, Stolen or Mutilated Stock Certificates, Notes, Warrants and Additional Warrants. Upon surrender by any Purchaser to the Company of any stock certificate, Note, Warrant or Additional Warrant, the Company at its expense shall issue in exchange therefore, and deliver to such Purchaser, a replacement stock certificate, Note, Warrant, or Additional Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificate, Note, Warrant, or Additional Warrant and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement, satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such stock certificate, Note, Warrant, or Additional Warrant, the Company at its expense shall issue and deliver to such Purchaser a new stock certificate, Note, Warrant, or Additional Warrant of like tenor, in lieu of such lost, stolen or mutilated stock certificate, Note, Warrant, or Additional Warrant.

15.16 Confidentiality. The Collateral Agent and each Purchaser agree that it will not disclose without the prior written consent of the Company (other than to its employees, its Affiliates, to the Collateral Agent or another Purchaser or to its auditors or counsel who have a legitimate need to receive such information) any information with respect to the Company and its Subsidiaries, which is furnished to a Purchaser in such Purchaser’s capacity as an investor in the Company (but not in such Purchaser’s capacity as director, if applicable) pursuant to this Agreement or any of the Transaction Documents; provided, that the Collateral Agent and any Purchaser may disclose such information (a) as has generally become available to the public or has been lawfully obtained by the Collateral Agent or such Purchaser from any third party under no duty of confidentiality to the Company, (b) as may be required in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Purchaser, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors (provided the Company is given reasonable prior written notice of such disclosure to the extent reasonably practicable), (c) as may be required in respect to any summons or subpoena or in connection with any litigation or arbitration (provided the Company is given reasonable prior written notice of such disclosure to the extent reasonably practicable), (d) in order to comply with any law, order regulation or ruling applicable to such Purchaser (provided the Company is given reasonable prior written notice of such disclosure to the extent reasonably practicable), and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Securities. If the transactions contemplated hereby are not consummated for any reason, each Purchaser shall return to the Company, without retaining any copies thereof, any schedules, documents or other written information obtained from the Company in connection with this Agreement and the transactions contemplated hereby and shall cause all of its representatives to whom it may have disclosed such information to do the same.

15.17 Break-Up Fee. (a) (a) In the event that the Company is unable to consummate the transactions contemplated in Section 1.3 hereof on the First Closing Date due to a determination by the board of directors of the Company that the consummation of such transactions conflict with its exercise of its fiduciary duties under applicable Law including, without limitation, the Delaware General Corporation Law, the Company shall pay to the Purchasers a “break-up” fee in the amount of two hundred and fifty thousand dollars ($250,000) (the “Break Up Fee”); provided, however, that if the transactions contemplated in Section 1.3(a) are not consummated because the acquisition of Beta Analytics, Incorporated is not consummated by the Company as a result of the exercise by the Company of its rights to terminate its agreement to acquire such company due to a material adverse change in the condition of such company, the Break Up Fee shall not be payable hereunder. The Break Up Fee shall by paid by the Company to the Purchasers by certified check, made payable to each Purchaser, or wire transfer of immediately available funds to such account as each Purchaser designates, in an amount equal to each Purchaser’s pro rata share based on the Purchase Price paid by such Purchaser at the First Closing as compared with the Purchase Price paid by all of the Purchasers at the First Closing (“Pro Rata Share”) of the Break Up Fee. If the Purchasers are unable to consummate the transactions contemplated in Section 1.3(a) on the First Closing Date for any reason other than as a result of the failure of the Company to comply with its obligations hereunder or to satisfy the closing conditions set forth in Section 5.1, each Purchaser shall pay to the Company its Pro Rata Share of the Break Up Fee. The Break Up Fee referenced in the immediately preceding sentence shall by paid by the Purchasers to the Company by certified check, made payable to the Company, or wire transfer of immediately available funds to such account as the Company designates.

(b) The Company and the Purchasers agree that if the Break Up Fee is payable hereunder, the right of the Company or the Purchasers, as the case may be, to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, termination of this Agreement regardless of the circumstances giving rise to such termination.

15.18 Termination. This Agreement shall terminate on the date of termination of the Company’s agreement to purchase Beta Analytics, Incorporated. This Agreement may be terminated at any time prior to the Closing by mutual agreement of the Company and all Purchasers set forth in writing. Each provision hereof expressly stated to survive the termination shall survive the termination of this Agreement.

15.19 Most Favored Nations. If the Company refinances or renegotiates its Senior Credit Facility so that one or more of the covenants set forth in Section 7 or Section 8 of this Agreement are more restrictive upon the Company than any covenant(s) set forth in the Senior Credit Facility (each, a “Restrictive Covenant”), then, notwithstanding anything to the contrary in this Agreement (including Section 15.8) or in any of the other Transaction Documents, each Purchaser hereby agrees to amend this Agreement so that the Restrictive Covenant(s) are replaced with covenants that are the same as those set forth in such Senior Credit Facility as refinanced or renegotiated. In connection with and prior to any such amendment to this Agreement, the Company shall provide each Purchaser with a copy of the new Senior Credit Facility and the amendment to this Agreement. Thereafter, so long as such Senior Credit Facility is approved by the Board of Directors, such amendment to this Agreement which will be effective whether or not signed by the Purchasers.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:

ANALEX CORPORATION

By:	/s/ Sterling E. Phillips, Jr.

Name: Sterling E. Phillips, Jr.
Title: Chief Executive Officer

Signature Page to Stock and Note Purchase Agreement

The Purchasers:

PEQUOT PRIVATE EQUITY FUND III, L.P.

By:	Pequot Capital Management, Inc., its Investment Manager

By:	/s/ Richard Joslin

Name: Richard Joslin
Title: Principal

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

By:	Pequot Capital Management, Inc., its Investment Manager

By:	/s/ Richard Joslin

Name: Richard Joslin
Title: Principal

Signature Page to Stock and Note Purchase Agreement

GENERAL ELECTRIC PENSION TRUST

By:	GE ASSET MANAGEMENT INCORPORATED, its investment manager

By:	/s/ David Wiederecht

Name: David Wiederecht
Title: Vice President

Signature Page to Note Purchase Agreement

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	NYLCAP Manager, LLC, its General Partner

By:	/s/ James M. Barker, V.

Name: James M. Barker, V
Title: Vice President

Signature Page to Note Purchase Agreement

SCHEDULE I

Schedule of Purchasers

NAME AND ADDRESS OF PURCHASER	PURCHASE PRICE	PURCHASE PRICE PERCENTAGE (for Subsequent Closings)
Pequot Private Equity Fund III, L.P. c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, Connecticut 06880 Attention: Carlos Rodrigues Aryeh Davis Fax: (203) 429-2400	$3,067,572	26.29%

Pequot Offshore Private Equity Partners III, L.P. c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, Connecticut 06880 Attention: Carlos Rodrigues Aryeh Davis Fax: (203) 429-2400	$432,428	3.71%

General Electric Pension Trust c/o GE Asset Management Incorporated 3003 Summer Street Stamford, Connecticut 06905 Attention: Daniel L. Furman, Esq. Fax: (203) 326-4073	$5,000,000	40.00%

New York Life Investment Management c/o NYLCAP Manager LLC 51 Madison Avenue, Room 3009 New York, New York 10010 Attention: Quint Barker Paul Stern Fax: (203) 576-5591	$3,500,000	30.00%

Totals	$12,000,000	100%

SCHEDULE II

Schedule of Purchasers at Subsequent Closings

NAME AND ADDRESS OF PURCHASER	AGGREGATE SUBSEQUENT CLOSING AMOUNTS
Pequot Private Equity Fund III, L.P. c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, Connecticut 06880 Attention: Carlos Rodrigues Aryeh Davis Fax: (203) 429-2400	$6,573,368

Pequot Offshore Private Equity Partners III, L.P. c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, Connecticut 06880 Attention: Carlos Rodrigues Aryeh Davis Fax: (203) 429-2400	$926,632

General Electric Pension Trust c/o GE Asset Management Incorporated 3003 Summer Street Stamford, Connecticut 06905 Attention: Daniel L. Furman, Esq. Fax: (203) 326-4073	$10,000,000

New York Life Investment Management c/o NYLCAP Manager LLC 51 Madison Avenue, Room 3009 New York, New York 10010 Attention: Quint Barker Paul Stern Fax: (203) 576-5591	$7,500,000

Totals	$25,000,000